                                                                    EXHIBIT 10.1




                         -------------------------------


                            Asset Purchase Agreement

                                  by and among


                         WHIRLPOOL FINANCIAL CORPORATION
                         -------------------------------
                                 (the "Seller")


                  TRANSAMERICA DISTRIBUTION FINANCE CORPORATION
                  ---------------------------------------------
                                (the "Purchaser")


                              WHIRLPOOL CORPORATION
                              ---------------------
                               (the "WFC Parent")


                                       and


                 TRANSAMERICA COMMERCIAL FINANCE CORPORATION, I
                 ----------------------------------------------
                           (the "Purchaser's Parent")





                            Date: September 17, 1997

                                TABLE OF CONTENTS




ARTICLE I
DEFINITIONS     1
ARTICLE II
PURCHASE AND SALE                                                             11

2.1      Purchase and Sale                                                    11
2.2      The Assets                                                           11
2.3      Excluded Assets                                                      15
2.4      Assumed Liabilities                                                  18
2.5      Excluded Liabilities                                                 19
2.6      Closing                                                              20
2.7      WFNB Purchase                                                        21
2.8      Foreign Purchases                                                    23

ARTICLE III
PURCHASE PRICE ADJUSTMENT                                                     25

3.1      Closing Statement of Net Assets                                      25
3.2      Determination of Closing Adjustments; Dispute
         Resolution                                                           25
         (a)    Cooperation                                                   25
         (b)    Review by Purchaser; Disagreement                             25
         (c)    Resolution of Disagreements                                   26
         (d)    Final Closing Net Asset Value                                 26
3.3      Post-Closing Adjustment                                              27
         (a)    Closing Payment                                               27
         (b)    Method of Payment                                             27
         (c)    Purchase Price Adjustment                                     27
         (d)    Additional Adjustments                                        28
3.4      Repurchase of Excluded Assets                                        28

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
AND WFC PARENT  29

4.1      Organization and Existence                                           29
4.2      Authority and Approval                                               30
4.3      No Conflict                                                          30
4.4      Contracts                                                            31
4.5      Financial Statements                                                 31

4.6      Title to Properties; Encumbrance; Sufficiency of Assets              32
4.7      WFC Stock Companies                                                  32
4.8      Contracts and Receivables                                            33
4.9      Leases 34
4.10     Litigation                                                           35
4.11     Tax Matters                                                          35
4.12     Insurance                                                            36
4.13     Benefit Plans                                                        36
4.14     Contracts and Commitments                                            38
4.15     Permits and Other Operating Rights                                   39
4.16     Compliance with Laws                                                 40
4.17     No Illegal or Improper Transactions                                  40
4.18     Certain Environmental Matters                                        40
4.19     Brokers' Fees or Commissions                                         41
4.20     Disclosure                                                           41

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
AND PURCHASER'S PARENT                                                        42

5.1      Organization and Existence                                           42
5.2      Authority and Approval                                               42
5.3      No Conflict                                                          43
5.4      Funds Available                                                      44
5.5      Litigation                                                           44
5.6      Securities                                                           44
5.7      Brokers' Fees or Commission                                          44

ARTICLE VI
COVENANTS OF THE SELLER                                                       45

6.1      Conduct of Business                                                  45
6.2      Access 48
6.3      HSR Act Notification; Other Governmental Consents                    48
6.4      Reasonable Efforts                                                   49
6.5      Accounts and Powers of Attorney; Insurance Matters                   49
6.6      Other Confidentiality Agreements                                     49
6.7      Non-Transferability                                                  50
6.8      Permit Transfer                                                      51
6.9      Acquired Unsettled Accounts                                          52
6.10     Liabilities and Assets                                               52
6.11     Balance Sheet                                                        53
6.12     Insurance Rebates                                                    53
6.13     Post-Signing Delivery                                                53
6.14     Recourse Arrangements                                                53

ARTICLE VII
COVENANTS OF THE PURCHASER                                                    53

7.1      HSR Notification; Other Governmental Consents                        53
7.2      Reasonable Efforts                                                   53
7.3      Parent Guaranties                                                    54
7.4      Access; Retention of Records                                         54
7.5      Confidentiality                                                      54
7.6      Permits                                                              54

ARTICLE VIII
CONDITIONS TO CLOSING                                                         55

8.1      Conditions to the Obligations of the Purchaser                       55
         (a)    Compliance; Warranties True                                   55
         (b)    Seller Certificates                                           55
         (c     Legal Opinions                                                55
         (d)    HSR Act                                                       55
         (e)    Governmental Consents, Approvals, etc.                        56
         (f)    Related Agreements                                            56
         (g)    Material Adverse Change                                       56
         (h)    Resolutions and Related Documents                             56
         (i)    No Orders                                                     56
         (j)    Untitled                                                      57

8.2      Conditions to the Obligations of the Seller                          57
         (a)    Compliance; Warranties True                                   57
         (b)    Purchaser's Certificate                                       57
         (c)    Legal Opinion                                                 57
         (d)    HSR Act                                                       57
         (e)    Related Instruments                                           57
         (f)    No Orders                                                     57
         (g)    Resolutions and Related Documents                             58
         (h)    Other Closing Transactions                                    58

ARTICLE IX
NONCOMPETITION COVENANT                                                       58

9.1      Noncompetition Covenant                                              58
9.2      Scope  60
9.3      Remedy for Breach                                                    60

ARTICLE X
EMPLOYEES; EMPLOYEE BENEFITS
10.1     Offer of Employment                                                  60
10.2     Service Crediting                                                    62
10.3     401(k) Plan                                                          62
10.4     Medical, Dental and Life Insurance Program                           63
10.5     Long Term and Short Term Disability Programs                         63
10.6     Educational Assistance                                               64
10.7     Amendment or Termination Plans                                       64
10.8     Bonus                                                                64

ARTICLE XI
TERMINATION                                                                   64

11.1     Grounds for Termination                                              64
11.2     Effect of Termination                                                65

ARTICLE XII
EXTENT AND SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS; INDEMNIFICATION                                     66

12.1     Survival; Remedy for Breach                                          66
12.2     Indemnification by the Seller                                        66
12.3     Indemnification by the Purchaser                                     68
12.4     Procedures Governing Indemnification                                 69

ARTICLE XIII
DISPUTE RESOLUTION                                                            72
13.1     General                                                              72
13.2     Procedures Governing Dispute Resolution                              72
13.3     Continuation of Commitments; Specific Performance                    74

ARTICLE XIV
MISCELLANEOUS   74

14.1     Notices                                                              74
14.2     Expenses                                                             75
14.3     Bulk Sales                                                           75
14.4     Successors and Assigns                                               75
14.5     No Third Party Beneficiaries                                         76
14.6     Entire Agreement; Waiver; Amendment                                  76
14.7     Public Statements                                                    76
14.8     Severability                                                         77

14.9     Certain Expenses; Transfer Taxes; Recording and
         Filing Fees; Proration of Certain Taxes                              77
14.10    Counterparts                                                         78
14.11    Necessary and Desirable Actions                                      78
14.12    Tax Matters                                                          78
         (a)    Section 338 Elections and Forms                               78
         (b)    Tax Indemnification by Seller                                 79
         (c)    Tax Indemnity by Purchaser                                    79
         (d)    Allocation of Certain Taxes                                   80
         (e)    Filing Responsibility                                         80
         (f)    Refunds                                                       81
         (g)    Cooperation and Exchange of Information                       81
         (h)    Definitions                                                   82

14.13    Forum Selection and Consent to Jurisdiction                          83
14.14    Governing Law                                                        83
14.15    Waiver of Jury Trial                                                 83

ARTICLE XV
GUARANTIES      84

15.1     Guaranty of the WFC Parent                                           84
15.2     Guaranty of the Purchaser's Parent                                   84


                                    EXHIBITS


Exhibit A       -     Shared Facilities and Transition Services Agreement
Exhibit B       -     Trademark License Agreement
Exhibit 12.2    -     Section 4.8


                                            SCHEDULES

Schedule 1.12              -                Client Contracts
Schedule 1.16              -                Closing Payment Example
Schedule 1.49              -                Owned Property
Schedule 1.55              -                Premium Amount Methodology Schedule
                                               1.55
                                            (a)      -    Premium Amount Example
Schedule 1.66              -                Knowledge of Seller and WFC Parent
Schedule 1.71              -                WFC Asset Companies
Schedule 1.73              -                WFC Stock Companies
Schedule 2.2(a)(ix)        -                Prepaid Expenses Example
                                               Schedule 2.3
                                            (g)      -    Excluded Real Property

Schedule 2.3(h)            -                Excluded Contracts
Schedule 2.3(i)            -                Excluded Receivables
Schedule 2.3(j)            -                Excluded Accounts
Schedule 2.3(p)            -                Excluded Employee Arrangements
                                               Schedule 2.3
                                            (y)      -     Other Excluded Assets
Schedule 2.4(a)(ii)        -                Certain Liabilities
Schedule 2.4(a)(iv)        -                Lease Liabilities
Schedule 3.1               -                Adjustments
Schedule 4.1               -                Foreign Qualifications
Schedule 4.3               -                Conflicts
Schedule 4.4               -                Contracts
Schedule 4.5               -                Financial Statements
Schedule 4.5(b)            -                Certain Transactions
Schedule 4.6               -                Permitted Encumbrances
Schedule 4.7               -                Matters Relating to WFC Stock
                                               Companies
Schedule 4.8               -                Contracts and Receivables
Schedule 4.9               -                Leases
Schedule 4.10              -                Litigation
Schedule 4.12              -                Insurance
Schedule 4.13              -                Benefit Plans
Schedule 4.14              -                Contracts and Commitments
Schedule 4.15              -                Permits
Schedule 4.16              -                Compliance with Laws
Schedule 4.18              -                Environmental Matters
Schedule 5.3               -                Conflicts
Schedule 6.1               -                Conduct of Business
Schedule 8.1(j)            -                Consents
Schedule 10.1(a)           -                Employees relating to the Business
Schedule 10.1(b)           -                Employees on Short Term Disability
Schedule 12.2              -                Certain Contract and Receivable
                                               Matters
Schedule 14.12             -                Allocation of Trademark License
                                               Agreement

                            Asset Purchase Agreement
                            ------------------------


         This Asset Purchase Agreement, dated September 17, 1997, is entered into by and among Whirlpool Financial Corporation (the "Seller"), Transamerica Distribution Finance Corporation (the "Purchaser"), Whirlpool Corporation ("WFC Parent"), and Transamerica Commercial Finance Corporation, I ("Purchaser's Parent") (Purchaser's Parent is a party solely for the purposes of being bound by the provisions of Articles V and XV hereof and WFC Parent is a party solely for the purposes of being bound by the provisions of Articles IV, VI and XV hereof).

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller certain of the assets of the Business (as hereinafter defined), including (1) the assets of the Seller's inventory finance division and consumer finance division, (2) certain assets of the Seller's international finance group and (3) certain other assets of the Seller and to assume certain liabilities of the Seller;

         WHEREAS, the WFC Parent and the Purchaser's Parent desire to guaranty the obligations and liabilities of the Seller and the Purchaser, respectively, under this Agreement;

         WHEREAS, the WFC Parent and the Purchaser intend to enter into a Strategic Alliance Services Agreement which is an integral part of and is essential to the acquisition contemplated by this Agreement; and

         NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:


                                    ARTICLE I

     As used in this Agreement, the following terms shall have the following meanings:

     1.1   "AAA" is defined in Section 13.2(e).

     1.2 "Account Debtor" means, with respect to a Receivable, the obligor thereunder.

     1.3 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person, including but not limited to majority-owned subsidiaries.

     1.4  "Agreement"  means  this  Asset  Purchase  Agreement,   including  the
Schedules and Exhibits attached hereto, and any restatement hereof and any supplement, amendment or modification hereto made in accordance with the terms hereof.

     1.5 "Asia" means the continent of Asia and the islands located in the Pacific Ocean west of (and exclusive of) Hawaii, including the countries of Australia, Japan, China, India, Pakistan, New Zealand, Thailand, Korea, the Philippines, Sri Lanka, Taiwan and Vietnam, but excluding any United States territories and Russia.

     1.6   "Assets" are defined in Section 2.1.

     1.7 "Assumed Liabilities" are defined in Section 2.4(a).

     1.8 A Person shall be deemed "Bankrupt" if it commences a voluntary case concerning it under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code") or any similar foreign law; or an involuntary case is commenced against the Person under the Bankruptcy Code or any similar foreign law and relief is ordered against such customer or the petition is controverted but is not dismissed within 90 days after the commencement of the case; such Person becomes insolvent or is unable to pay its debts within the meaning of applicable Law or stops making payments generally or declares a moratorium or suspension of payments with respect to all or a substantial part of its debts or ceases to conduct its business or enters into any composition or other arrangement with its creditors generally (or any class of them); or a custodian (as defined in the Bankruptcy Code or any similar foreign law) is appointed for, or takes charge of, all or a substantial part of the property of the Person; or the Person commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against the Person any such proceeding which remains undismissed for a period of 90 days or the Person is adjudicated insolvent or bankrupt; or the Person fails to controvert in a timely manner any petition or action filed against it under the Bankruptcy Code or any similar foreign law or any such proceeding or any order of relief or other order approving any such case or proceeding or the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 90 days; or the Person makes a general assignment for the benefit of creditors; or any action is taken by such Person for the purpose of effecting any of the foregoing.

     1.9 "Benefit Plan" is defined in Section 4.13(a).

     1.10  "Business"  means  the  following  business  of the  Seller  and  its
Affiliates: (a) inventory finance division, including the business of providing floorplan financing and display programs to manufacturers, retailers, distributors and dealers; (b) consumer finance division, including the business of providing revolving charge, private label credit cards and installment contract programs, the operation of WFNB and any commercial credit card program; and (c) the factoring, receivable management and inventory and display financing services business in Europe and, to the extent in existence, Argentina and Mexico, as conducted by the Seller's international finance group and the WFC Companies. The term "Business" excludes the Excluded Assets and the Excluded Businesses and the operation thereof.

     1.11 "Business Day" means any day other than a Saturday or Sunday or any legal holiday on which banks in Chicago, Illinois are authorized or required to be closed.

     1.12 "Client Contract" means a Contract or a set of Contracts between the Seller, WFNB or a WFC Company and a manufacturer, distributor, dealer or retailer client thereof which establishes the relationship (including with respect to recourse against such client) pursuant to which the Seller, WFNB, or a WFC Company agrees to extend credit to such client or such client's distributors, dealers, retailers or consumers, including in connection with the acquisition of goods from or by such client, or to purchase retail installment sale contracts held by such client or such client's distributors, dealers or retailers and which may include early payment discounts, free floor plan, rate participation, volume rebate and any other incentive arrangements. Schedule 1.12 has been provided to Purchaser and is an accurate and complete listing, as of August 31, 1997, of the Persons who are parties to Client Contracts.

     1.13 "Closing" and "Closing Date" are defined in Section 2.6.

     1.14 "Closing Balance Sheet" is defined in Section 3.1.

     1.15 "Closing Net Asset Value" is defined in Section 3.1.

     1.16 "Closing Payment" means the book value at September 30, 1997 of the Assets minus the book value of the Assumed Liabilities at September 30, 1997 plus the Premium Amount. An example of how the Closing Payment would have been calculated if the Closing Date were June 30, 1997 is attached, for illustrative purposes only, as Schedule 1.16 hereto.

     1.17 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         1.18      "Competitive Activity" is defined in Section 9.1.

     1.19 "Confidentiality Agreement" means the Confidentiality Agreement dated August 19, 1997 between the Seller and Transamerica Corporation.

     1.20 "Contract" means any contract, lease, finance lease, operating lease, sales order, purchase order, security agreement, indenture, mortgage, note, bond, software license agreement, installment sales contract, dealer stocking agreement, chattel paper, factoring agreement, invoice discounting agreement, revolving loan credit application, funding approval, invoice, transaction statement, EDI agreement, lockbox agreement, instrument, license agreement or other agreement or binding undertaking and any amendment, modification, forbearance or supplement to any of the foregoing.

     1.21  "Employees" are defined in Section 10.1.

     1.22  "Employment  Contract"  means  any  employment  contract,   retention
agreement,   employee   non-competition   agreement,   employee  confidentiality
agreement and collective bargaining agreement.

     1.23 "Encumbrance" means any lien, pledge, charge, mortgage, security interest or other adverse claim of any kind or description, whether or not of record.

     1.24 "Environmental Law" means any Law relating to environmental protection or occupational safety or health or the use, generation, manufacture, storage, treatment, management, discharge, release, disposal, transportation or other handling of any substance, chemical, waste or other material which is listed, defined or otherwise identified in such Law as hazardous, toxic or dangerous, including asbestos, PCBs, petroleum, petroleum products or by-products, crude oil, natural gas, natural gas liquids or synthetic gas usable for fuel.
     1.25 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     1.26 "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a "controlled group" of which the Seller is a member or under "common control" with the Seller (within the meaning of Section 414(b) and (c) of the Code).

     1.27 "Europe" means all of the countries listed on Schedule 2.1 of the Strategic Alliance Services Agreement.

     1.28 "Excluded Accounts" are defined in Section 2.3(j).

     1.29 "Excluded Assets" are defined in Section 2.3.

     1.30 "Excluded Businesses" mean (a) the contracts, accounts, operations, businesses and other rights and obligations arising from or in connection with the operation of the Excluded Assets, (b) open accounts and consumer finance liquidating receivables, including all accounts, activities, operations, liabilities and obligations relating thereto, and (c) all accounts, plans, proposals, activities, opportunities and operations, liabilities and obligations constituting or necessary to the operation of the Seller's aerospace finance division, asset management division and Asian finance division, including the provision of accounts receivable management, factoring and retailer financial marketing programs (including stock and display plans) and the provision of consumer financing in or to customers located in Asia.

     1.31 "Excluded Contracts" are defined in Section 2.3(h).

     1.32 "Excluded Liabilities" are defined in Section 2.5.

     1.33 "Excluded Real Property" is defined in Section 2.3(g).

     1.34 "Excluded Receivables" are defined in Section 2.3(i).

     1.35 "Financial  Statements" mean the balance sheet of the Business,  dated
June 30, 1997, the Consolidated Statement of Earnings of the Seller, dated December 31, 1996, and the Consolidated Statement of Earnings of the Business for the period January 1, 1997 through June 30, 1997, each attached hereto as
Schedule 4.5.

     1.36 "Foreign Approvals" is defined in Section 2.8(a).

     1.37 "GAAP" means United States generally accepted accounting principles.

     1.38 "Governmental Authority" means any foreign or domestic federal, state, provincial, local or other governmental subdivision, department, commission, board, bureau, court, legislature, agency, instrumentality or other governmental authority.

     1.39 "Hazardous Material" means any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

     1.40 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.41 "Independent Accounting Firm" is defined in Section 3.2(c).

     1.42 "Insurance Collateral" means any credit life, casualty or similar insurance policies (including credit unemployment, credit disability, inventory finance property and casualty and keyman policies) obtained by Persons who are provided financing by the Seller or any WFC Company or WFNB or pursuant to any financing arrangement purchased by the Seller or any WFC Company or WFNB (including consumers required to obtain insurance under retail installment sale contracts purchased by the Seller or any WFC Company or WFNB).

     1.43 "Law" means any foreign or domestic federal, state, provincial or local or other statute, law, ordinance, rule, published administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority.

     1.44 "Leased Property" means the Real Property subject to the leases listed on Schedule 4.9.

     1.45 "Loss" or "Losses" means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, judgments, costs and expenses including, without limitation, court costs and reasonable attorneys' and consultants' fees and costs of litigation, but shall not include consequential, punitive or special damages.

     1.46 "Material Adverse Effect" means any change in or effect on the Business, the Seller, WFNB or any of the WFC Companies that is, individually or in the aggregate, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

     1.47 "Operating Assets" mean all equipment, computer software and hardware, vehicles, furniture, phone, facsimile, imaging equipment, office equipment and other communication systems and equipment.

     1.48 "Operating Data" means all records, marketing materials and information, financial data, credit, pricing and payment terms, floor checks, portfolio control comments and codes, policies and procedures, credit and collection information, pass codes, source codes, object codes, technical information, confidential information, price lists, sales records, customer lists and files and other proprietary information.

     1.49 "Owned Property" means the Real Property listed on Schedule 1.49.

     1.50 "Parent Guarantees" mean all guarantees, agreements, pledges, mortgages, letters of credit, bonds or other instruments of the Seller guaranteeing, securing or becoming otherwise obligated with respect to any actual or contingent liabilities of the Business, the WFC Companies or WFNB.

     1.51 "Permit" means any permit, license, authorization, registration, qualification, approval or franchise issued or granted by or effected with any Governmental Authority that is necessary under applicable Law to conduct the Business or operate the Assets.

     1.52 "Permitted Encumbrances" is defined in Section 4.6(a).

     1.53 "Person" means any individual, sole proprietorship, firm, corporation, partnership, limited liability company, trust, unincorporated association or other entity.

     1.54 "Post-Closing Interest Rate" means 5.5%.
     1.55 "Premium Amount" means the sum of (A) (i) the aggregate Receivables in each of the three Receivables Categories (less all unearned finance charges (fees and discount income), FAS 91 balances and allowance for loss and consumer deferred adjustments) as of September 30, 1997, times (ii) the Relevant Receivable Premium, plus (B) one-half of the sum of the FAS 91 balances as of September 30, 1997 for each Receivable Category. Schedule 1.55 demonstrates the methodology pursuant to which the Premium Amount is determined. Schedule 1.55(a) sets forth, for illustrative purposes only, how the Premium Amount would have been calculated as of June 30, 1997.

     1.56 "Real Property" means real property, including all privileges and easements appurtenant thereto, and any and all buildings, plants, facilities, installations, fixtures and other structures and improvements situated thereon or attached thereto.

     1.57 "Receivable" means an account receivable, trade receivable, floorplan receivable, retail installment sale contract receivable, note receivable, finance lease receivable, operating lease receivable or other account or right to payment (whether of principal, interest or other charges) generated through the extension of credit to distributors, dealers, retailers, consumers and other Persons, or through the purchase of retail installment sales contracts from dealers, whether conditional or unconditional, or through the leasing of equipment, but not any amount due or other right under or with respect to the Excluded Accounts, the Excluded Receivables, the Excluded Assets and the Excluded Businesses.

     1.58 "Receivable Collateral Document" means any Contract, instrument or other document pursuant to which any Encumbrance was granted or any other collateral was furnished by or on behalf of an Account Debtor.

     1.59 "Receivable Credit Support Document" means, with respect to any Receivable and Receivable Document, any guaranty, letter of credit, security agreement, mortgage or other form of credit support given or any other collateral which was furnished by or on behalf of a Person other than the Account Debtor, but not including any Client Contract.

     1.60 "Receivable Document" means any Contract, instrument or other document evidencing a Receivable owed to the Seller or any of its Subsidiaries or pursuant to which a Receivable owing to the Seller or any of its Subsidiaries was or may be generated.

     1.61 "Relevant Receivable Premium" means (a) for Receivables arising from the inventory finance division of the Business, 18.4026%; (b) for Receivables arising from the consumer finance division of the Business, 5.5255%; and (c) for Receivables arising from the international finance group of the Business, 15.5255%. Each of clauses (a), (b) and (c) of the preceding sentence refers to a separate "Receivables Category" for purposes of the definition of "Premium Amount."

     1.62 "Shared Facilities and Transition Services Agreement" means the shared facilities and transition services agreement substantially in the form set forth on Exhibit A.

     1.63 "Subsidiary" means with respect to any Person, any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which such Person, directly or indirectly, owns or controls at least 50% of the securities or other interests entitled to vote in the election of directors or others performing similar functions with respect to such corporation, partnership, joint venture, limited liability company, business trust or other entity.

     1.64 "Taxes" mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, excess profits, occupational, interest equalization, windfall profits, severance and employees' income withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, including any interest, penalties or additions to tax related thereto, whether or not disputed.

     1.65  "Territory" is defined in Section 9.1(c).

     1.66 "to the knowledge", of the Seller and/or WFC Parent means the actual knowledge of the Persons listed on Schedule 1.66 after due inquiry.
     1.67 "Trademark License Agreement" means the trademark license agreement substantially in the form of Exhibit B to be entered into at Closing between WFC Parent (or a wholly-owned subsidiary of WFC Parent having ownership rights in the trademarks subject thereto) and the Purchaser, which provides for limited use by the Purchaser and its Affiliates of certain trademarks.

     1.68 "Transfer Instrument" means such customary bills of sale, assignments, assignment and assumption agreements, special warranty deeds with respect to the Owned Property, notice filings, tax declarations and other statements or filings with any Governmental Authority as may be required for the sale of the Assets and assumption of the Assumed Liabilities, each as contemplated by Article II, and other instruments of sale, conveyance, transfer, assignment and assumption and, if applicable, limited powers of attorney as may be necessary or appropriate for the execution, delivery and recordation or filing of Transfer Instruments, as prepared by the Purchaser (or, as to matters relating to assumption of the Assumed Liabilities, by the Seller), in form and substance reasonably satisfactory to the Seller (or, as to matters relating to assumption of the Assumed Liabilities, to the Purchaser), and as shall be required to vest in the Purchaser title to the Assets and as shall be required to evidence the Purchaser's agreements to assume, pay, perform, fulfill and discharge the Assumed Liabilities.

     1.69 "WARN" means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended.

     1.70 "Transferred Employees" is defined in Section 10.1.

     1.71 "WFC Asset Company" means any of, and "WFC Asset Companies" means all of the entities set forth on Schedule 1.71.

     1.72 "WFC Company" means any of, and "WFC Companies" means all of, the WFC Assets Companies and the WFC Stock Companies.

     1.73 "WFC Stock Company" means any of, and "WFC Stock Companies" means all of the entities set forth on Schedule 1.73.

     1.74 "WFNB" means Whirlpool Financial National Bank, a nationally chartered bank based in Delaware.

     1.75 "WFNB Premium" is defined in Section 2.7(a).

     1.76 "WFNB Purchase" is defined in Section 2.7(a).

     1.77 "WFNB Shares" means 1,000 shares, $100 par value per share, of common stock of WFNB.

     Interpretation. The headings preceding the text of Articles, Sections and subsections and Schedules included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the terms "including" or "include" shall, in all cases, mean "including, without limitation," and "include, without limitation," respectively. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.


                                   ARTICLE II
                                PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms, and subject to the conditions, of this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agrees to purchase from the Seller, all of the Business and assets related to the Business, as a going concern, together with all of the properties, rights, interests, shares of stock or other equity interests in the WFC Stock Companies and goodwill of the Seller and the Affiliates of the Seller associated therewith, tangible and intangible, real, personal and mixed, wherever located, whether now existing or hereafter acquired, to the extent of their respective ownership interests as the same exist on the Closing Date (except for the Excluded Assets), which, together with the assets, properties, interests and rights (other than any which are Excluded Assets) of the WFC Companies are herein collectively referred to as the "Assets," free and clear of Encumbrances, other than Permitted Encumbrances, and the Purchaser agrees to assume the Assumed Liabilities of the Seller, at and as of the Closing.

     2.2   The Assets.
           ---------------

           (a) Subject to Section 2.2(b) and Section 2.3, the Assets shall include, without limitation, the right, title and interest of Seller and the WFC Companies in and to any of the following, but in each case excluding the Excluded Assets:

                  (i) all assets of, or used in, the inventory finance division of the Seller and the WFC Asset Companies, tangible or intangible, real or personal, including all Contracts, Client Contracts, Operating Assets, Operating Data (except to the extent transfer is restricted by Law), Receivables, all accounts that have been charged off, Receivable Credit Support Documents, Receivable Collateral Documents, Receivable Documents, Permits, goodwill and Insurance Collateral;

                  (ii) all assets of or used in the consumer finance division of the Seller and the WFC Asset Companies, tangible or intangible, real or personal, including all Contracts, Client Contracts, Operating Assets, Operating Data (except to the extent transfer is restricted by Law), Receivables, all accounts that have been charged off, Receivable Credit Support Documents, Receivable Documents, Receivable Collateral Documents, Permits, goodwill, Insurance Collateral, if any, rights as licensee with respect to any private label credit card program and the WFNB Shares;

                  (iii) all assets of or used in the international finance group of the Seller and the WFC Asset Companies, tangible or intangible, real or personal, to the extent, and only to the extent, used in the conduct of the Business in Europe, Mexico and Argentina, including all Contracts, Client Contracts, Employment Contracts, Operating Assets, Operating Data (except to the extent transfer is restricted by applicable law), Receivables, all accounts that have been charged off, Receivable Credit Support Documents, Receivable Collateral Documents, Receivable Documents, Permits, goodwill, Insurance Collateral and all of the outstanding capital stock of the WFC Stock Companies;

                  (iv) the Receivables, Receivable Credit Support Documents, Receivable Collateral Documents and Receivable Documents;

                  (v) all furniture, fixtures and equipment; all computers, computer hardware and peripherals; office supplies; and vehicles, in each case that are related to the Business (other than 140 pieces of artwork);

                  (vi) the Leased Property;

                  (vii) any and all insurance claims and rights with respect to injury, damage or loss occurring on or prior to the Closing Date under all current and past insurance policies and contracts of the Seller or its Affiliates and proceeds thereof, to the extent assignable and relating to an Assumed Liability;

                  (viii) any claim (other than insurance claims which are covered by clause (vii)), counterclaim, cross claim, set-off and other claim in the nature of indemnification or contribution, and rights to the extent relating to any Assets or Assumed Liabilities;

                  (ix)  all  prepaid  and  similar  items,   including   without
           limitation, deferred charges, deposits, rebates and discounts from customers and advance payments related to the Business. (An example of such prepaid and similar items, as of June 30, 1997, is set forth, for illustrative purposes only, on Schedule 2.2(a)(ix));

                  (x) all legal and credit files pertaining to all Contracts and Client Contracts, including all financial analyses, credit applications, internal memos and external correspondence (to the extent permitted by law);

                  (xi) all unapplied credit memos with respect to, among other matters, a right of credit or set off provided by a manufacturer in respect of products or services supplied to a dealer but not utilized as at the Closing Date to reduce the balance owing by the dealer;

                  (xii) all balances owing to the Seller or any WFC Asset Company under any Contract or any Client Contract, in each case with respect to the Business;

                  (xiii) all unapplied funds of the Seller or any WFC Asset Company (including funds received by the Seller or any WFC Asset Company and not yet applied to a specific amount owing by a dealer or manufacturer);

                  (xiv) all returns (i.e., inventory identified by the Seller or any WFC Asset Company as returned by a dealer to a manufacturer for credit and for which credit or payment has not yet been received in full by the Seller or WFC Asset Company from the manufacturer as at the Closing Date);

                  (xv) all deferred income (i.e., the amount in respect of any discounts which were deducted from invoices purchased from a manufacturer to cover some or all of the carrying cost for any free floor period or otherwise, in respect of any dealers);

                  (xvi) all open approvals (conditional obligations of the Seller or any WFC Asset Company for approved but not yet funded invoices from manufacturers);

                  (xvii) any contract under which the Seller or any WFC Asset Company may arrange for dealers to obtain insurance coverage from a licensed insurer;

                  (xviii) all  manufacturer  invoices and rights  granted to the
           Seller  or  any  WFC  Asset  Company  in  inventory   supplied  by  a
           manufacturer to the dealer;

                  (xix) all rights under any and all confidentiality agreements entered into by the Seller or any WFC Asset Company with any third party (other than exclusively relating to the Excluded Businesses);

                  (xx) the unsettled accounts with respect to the Business which the parties agree have a reasonable prospect of being paid in full (the "Acquired Unsettled Accounts");

                  (xxi)  the  goodwill  and  going   concern   value  and  other
           intangible assets, if any, that are related to the Business;

                  (xxii) the contra liability offsetting the certificate of deposit and short-term debt of WFNB described in Section 6.10;

                  (xxiii) the Visionplus software and other software that is included in the Financial Statements; and

                  (xxiv) any other assets related to or primarily used in the Business.

           (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Client Contract, or any claim, right or benefit of the Seller or any of its Affiliates thereunder or resulting therefrom, if an assignment thereof, without the consent of a third Person, would constitute a breach or violation thereof. If a consent to the assignment of a Contract or Client Contract is not obtained prior to the Closing or if an attempted assignment of a Contract or Client Contract is ineffective for any other reason, the Seller shall cooperate with the Purchaser in continuing to attempt to obtain such consent or otherwise procure an effective assignment of such Contract or Client Contract and, pending the obtaining of such consent or the procurement of such assignment, shall implement any commercially reasonable arrangement requested by the Purchaser to provide the Purchaser the benefits under any such Contracts or Client Contracts; provided, however, that the Seller shall bear the costs and expenses incurred in connection with establishing any such arrangement and thereafter the Purchaser shall, insofar as is reasonable, otherwise assume the economic burdens of such Contract or Client Contract (either directly or by reimbursement of the Seller). If, with respect to any such Contract or Client Contract, the consent to assignment is obtained or an effective assignment can otherwise be made following the Closing, the Seller shall promptly assign or cause to be assigned to the Purchaser all of its right, title and interest in and to such Contract or Client Contract pursuant to a Transfer Instrument substantially similar in form and substance to the Transfer Instrument used for the assignment of similar Contracts or Client Contracts at the Closing. If a consent to the assignment of a Contract or Client Contract is not obtained prior to the Closing or if an attempted assignment is ineffective for any other reason and the Purchaser requests that it not receive the benefits thereof, or if an arrangement to provide such benefits is not feasible, the Seller, in consultation with the Purchaser, shall terminate or wind-up such Contract or Client Contract and the Seller shall be responsible for all costs and expenses incurred by the Seller as a result thereof.

           The Purchaser acknowledges that all or some of the Permits used by the Seller and its Affiliates in the Business may not be transferable. Subject to the conditions set forth herein, the Purchaser assumes (i) the risk that any or all such Permits are not transferable and (ii) the obligation to obtain all requisite authorizations, approvals and permits for its operation of the Business, performance of the Assumed Liabilities and ownership of the Assets.

     2.3 Excluded Assets. Notwithstanding Section 2.2(a) or anything in this Agreement to the contrary, the right, title and interest of the Seller and its Affiliates in and to the following (the "Excluded Assets") shall be retained by the Seller and are not being sold, assigned, transferred, conveyed or delivered to the Purchaser (whether or not held by the Seller or an Affiliate thereof, including any WFC Stock Company or WFNB):

           (a) any claim (including any claim for Tax refunds with respect to any Tax return of the Seller), counterclaim, cross claim, setoff and other claim in the nature of indemnification or contribution, and rights to the extent relating to any Excluded Asset, the Excluded Receivables, the Excluded Businesses or any Excluded Liability;

           (b) any Permit and, subject to Section 2.2(b), any Contract or Client Contract that cannot be effectively assigned to the Purchaser at the Closing, to the extent and for so long as it is not assigned to the Purchaser;

           (c) all copyrights, service marks, trademarks, trade names, trade dress, logos, product names, service names and all applications therefor and registrations thereof, other than the Purchaser's rights under the Trademark License Agreement and any copyright or other rights of the Seller or any of its Affiliates in the any software which is an Asset set forth in
     Section 2.2(a)(xxii).

           (d) except as provided in Section 2.2(a), all insurance policies other than those constituting assignable Insurance Collateral, if any;

           (e) all securities representing an ownership interest in any entity other than the WFC Stock Companies and WFNB;

           (f) all cash and amounts on deposit with banks or other financial institutions, except to the extent reflected on the Closing Balance Sheet or to the extent constituting collateral for the obligations of any Account Debtor in respect of an Asset;

           (g) the Real Property listed or described on Schedule 2.3(g) (the "Excluded Real Property");

           (h) the Client Contracts and other Contracts listed on Schedule 2.3(h) (the "Excluded Contracts") and any rights thereunder, including the right to receive any payments thereunder;

           (i) the receivables listed on Schedule 2.3(i) (and related Receivable Documents, Receivable Collateral Documents and Receivable Credit Support Documents) (the "Excluded Receivables");

           (j) all rights, goodwill or opportunities with respect to the accounts and business opportunities listed on Schedule 2.3(j) (the "Excluded Accounts") and all Client Contracts, Operating Data, Receivables, Receivable Credit Support Documents and Receivable Documents relating thereto;

           (k) the tax records of the Seller and its Affiliates relating to the Excluded Assets or Excluded Liabilities, in whatever form or media embodied, and the historical financial records relating to the Excluded Assets or Excluded Liabilities, in whatever form or media embodied (provided, that the Seller shall provide copies of all such records to the Purchaser as reasonably available and necessary or appropriate for the Purchaser to comply with applicable Law and financial reporting requirements);

           (l) all assets of the Seller and its Affiliates' international finance group, tangible or intangible, real or personal, to the extent, and only to the extent, primarily used in the conduct by the Seller and its Affiliates of the Seller's Asian finance division, including the factoring, receivable management and inventory and display financing services business in Asia, including all accounts that should have been, but were not, charged off in accordance with the Seller's policies and practices, all nonearning accounts and accounts relating to goods sold out of trust, Contracts, Client Contracts, Employment Contracts, Owned Property, Operating Assets, Operating Data, Receivables, Receivable Credit Support Documents, Receivable Collateral Documents, Receivable Documents, Permits and goodwill thereof;

           (m) with respect to the inventory finance division of the Seller and its Affiliates and the international finance group of the Seller and its
     Affiliates: all nonearning accounts; all accounts that should have been, but were not, charged off in accordance with the Seller's policies and practices; all accounts with respect to which the counterparty is Bankrupt; all accounts with respect to which an unreconcilable dispute exists between the Seller or its Affiliates, on the one hand, and the counterparty thereto, on the other hand; all accounts on which the counterparty currently refuses to pay; all accounts with respect to which Seller, WFC Parent or a WFC Company, as applicable, has begun legal proceedings or taken similar steps; and all accounts relating to goods sold out of trust;

           (n) with respect to the consumer  finance  division of Seller and its
     Affiliates: all nonearning accounts; all accounts with respect to which the counterparty is Bankrupt; all accounts that are blocked in accordance with the Seller's practice; all accounts that should have been, but were not, charged off in accordance with the Seller's policies and practices; and all accounts relating to goods sold out of trust;

           (o) any assets, properties and rights of the Seller and its Affiliates (including all Operating Data), to the extent primarily related to the Excluded Businesses, including all right, title and interest in and to Whirlpool Financial India (Private) Limited, Whirlpool Financial (Mauritius) Limited, Whirlpool Apple Consumer Credit (Private) Limited, and WFC (Thailand) Co., Ltd.;

           (p) the employee Contracts, arrangements and plans listed on Schedule 2.3(p) and all bonus accruals with respect to employees of the Business;

           (q) any unamortized prepaid pension expense as of the Closing Date;

           (r) this Agreement and the Schedules, Exhibits and other instruments contemplated herein;

           (s) all prepaid and similar items, including without limitation all prepaid expenses, deferred charges, deposits, rebates and discounts from customers and advance payments related to the Business made or incurred in respect of any Excluded Asset or Excluded Liability;

           (t) all Operating Data relating to the Excluded Assets or extension of credit terms by WFC Parent or its Affiliates on open account;

           (u) any and all claims of Seller or any of its Affiliates for refunds, credits, carrybacks or carryforwards in connection with any Taxes for tax periods ending on or prior to the Closing Date and proceeds thereof;

           (v) all insurance rebates net of any losses with respect to the consumer finance division of the Business and the inventory finance division of the Business relating to periods prior to Closing paid following Closing;

           (w) the unsettled accounts with respect to the Business which the parties do not agree have a reasonable prospect of being paid in full;

           (x)    140 pieces of artwork; and

           (y) the assets listed in Schedule 2.3(y).

     2.4  Assumed Liabilities.

           (a) On the Closing Date, the Purchaser shall assume and agree to pay, perform and discharge as and when due all of the following liabilities and obligations, whether fixed, absolute or contingent, material or immaterial, matured or unmatured, incurred by the Seller and the WFC Asset Companies, as the same exist on the Closing Date (except for the Excluded
     Liabilities), which are herein collectively referred to as the "Assumed Liabilities", and the Purchaser shall not assume any other liabilities or obligations, whether fixed, absolute or contingent, material or immaterial, matured or unmatured, whatsoever of the Seller or any of its Affiliates:

                  (i) except as specified in Section 2.5, all obligations and liabilities of the Seller, whenever performable or arising, under any Client Contracts or other Contracts, whether in effect on the date hereof or entered into in accordance with Section 6.1 and in effect on the Closing Date, which shall have been assigned to the Purchaser or as to which satisfactory arrangements shall have been made in accordance with Section 2.2(b) to provide the Purchaser the benefits under such Client Contracts or other Contracts;

                  (ii) all liabilities of the Seller in the categories specified in Schedule 2.4(a)(ii) which are set forth in the Closing Balance Sheet to the extent set forth thereon;

                  (iii) the obligations of the Seller expressly assumed or otherwise undertaken by the Purchaser pursuant to Article X; and

                  (iv) all liabilities and obligations relating to the leases set forth on Schedule 2.4(a)(iv) which arise (i) after the Closing or
           (ii) on or before the Closing, only to the extent of any accrual therefor on the Closing Balance Sheet.

     2.5 Excluded Liabilities. Notwithstanding Section 2.4, the liabilities and obligations of the Seller and its Affiliates (including the WFC Stock Companies) which are not Assumed Liabilities (the "Excluded Liabilities") and thus which shall be retained by the Seller and its Affiliates (excluding the WFC Stock Companies) and shall not be assumed by the Purchaser (whether or not held by Purchaser or an Affiliate thereof, including any WFC Stock Company) shall include, without limitation:

           (a) any liability or obligation of the Seller, the WFC Companies and WFNB for any Taxes, other than any Taxes which the Purchaser has expressly agreed to pay pursuant to this Agreement;

           (b) any liability or obligation under or with respect to any debt or equity securities including the Series A, Series B and Series C Preferred Stock issued by the Seller;

           (c) any liability or obligation arising in respect of any Excluded Assets, including any existing or future liability or obligation resulting from any legal, administrative or arbitration proceeding, suit or action of any nature (collectively, an "Action") with respect thereto;

           (d) any liability or obligation (i) to any Person as a result of any personal injury sustained by such Person in connection with the conduct of the Business prior to the Closing, (ii) to any employee of WFNB or any WFC Company who is offered employment with the Purchaser in accordance with
     Section 10.1 and who does not accept such employment and (iii) to any employee as a result of any breach of the terms and conditions of employment of such employee with the Seller, WFNB or any WFC Company occurring prior to the Closing or, to the extent not related to a breach of such terms and conditions of employment, related to the conduct of the Business prior to the Closing;

           (e) the obligations of the Seller that are being retained pursuant to
     Article X;

           (f) all liabilities and obligations under Contracts and Client Contracts which are not assigned or transferred to the Purchaser at the Closing Date pursuant to this Agreement, except with respect to those Contracts and Client Contracts as to which satisfactory arrangements shall have been made in accordance with Section 2.2(b) to provide the Purchaser the benefits under such Contracts and Client Contracts;

           (g) all liabilities and obligations of or incurred by the Seller or any of its Affiliates to the extent (i) arising out of the current or former facilities or operations that are not included as an Asset, or (ii) not related to the Business;

           (h)  all   liabilities   and   obligations   relating  to  charitable
     contributions  and  pledges  of the  Seller,  WFC  Parent,  WFNB or any WFC
     Company;

           (i) all liabilities and obligations to the extent arising out of circumstances or events occurring or existing on or prior to the Closing Date with respect to which written claims or Actions are made, presented or filed, whether on or prior to or following the Closing Date, including, without limitation, the claims and Actions identified on any of the Schedules and any other Actions pending on or prior to the Closing Date, other than those arising out of any Contract or Client Contract which is an Assumed Liability unless arising out of an asserted violation of Law; and

           (j) all liabilities and obligations (except to the extent specifically provided with respect to severance pay in Section 10.1) under any Benefit Plan (including, without limitation, any Benefit Plan in which the WFC Stock Companies are a sponsor or participating employer).

     2.6 Closing. The closing (the "Closing") of the purchase and sale of the Assets hereunder shall, subject to the satisfaction of the conditions set forth in Article VIII, take place at the offices of Mayer, Brown & Platt in Chicago, Illinois, on the date that is the sooner of (x) the 15th of the month (or, if not a Business Day, the next Business Day) during which satisfaction of the conditions set forth in Article VIII occurs or (y) the last Business Day of the month during which satisfaction of the conditions set forth in Article VIII occurs, but in no event shall the parties be obligated to close until three Business Days have transpired since the satisfaction of such conditions (the date of the Closing being hereinafter called the "Closing Date"). At the Closing (subject to Sections 2.7 and 2.8):

           (i) The Purchaser shall pay to the Seller an amount in cash equal to the Closing Payment less the sum of (i) $500,000 and, if Section 2.7 is inapplicable, (ii) an amount (the "Delinquency Payment") equal to 40% of the amount by which the Consumer Receivables that are delinquent 60 days or more have increased from the date hereof to the applicable Closing Date at which there shall occur the sale of the Consumer Receivables, if such amount is a positive number by wire transfer of immediately available funds to such bank account or accounts as may be designated in a writing delivered to the Purchaser by the Seller, such writing to be delivered at least two (2) Business Days prior to the Closing.

           (ii) The Seller and the WFC Asset Companies shall execute and deliver to the Purchaser such Transfer Instruments as may be required by the Purchaser to be executed and delivered by the Seller and the WFC Asset Companies and the Purchaser shall execute and deliver to the Seller and the WFC Asset Companies such Transfer Instruments as may be required by the Seller to be executed and delivered by the Purchaser.

           (iii) The Seller and the WFC Asset Companies shall deliver to the Purchaser stock certificates representing the shares of the outstanding capital stock of the WFC Stock Companies and the WFNB Shares duly endorsed in blank or accompanied by stock powers duly executed in blank and adequate to transfer such shares.

     (iv) The other executions,  deliveries and actions contemplated in Sections
     8.1 and 8.2 shall be made.

     2.7   WFNB Purchase
           ----------------------

           (a) If, at the time all other conditions to the consummation of the transactions contemplated by this Agreement contained in Article VIII have been satisfied or waived (other than those conditions or portions thereof applicable to Section 2.8), the Purchaser has not obtained the approvals of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation which are required for the acquisition of the WFNB Shares (collectively, the "OCC Approval"), then the parties agree promptly to take all actions necessary to (i) consummate pursuant to this Article II the Closing and all other transactions contemplated hereby (other than as contemplated by Section 2.8) except the WFNB Purchase (as defined below), and reduce the Closing Payment by an amount equal to the book value of WFNB and of the Receivables of the consumer finance division of the Business (the "Consumer Receivables") included on the balance sheet of the Business, dated September 30, 1997, reduced by the Assumed Liabilities of WFNB and which arise in connection with the Consumer Receivables as reflected on such balance sheet, plus an amount equal to the product of (x) the Consumer Receivables included in the balance sheet of the Business, dated September 30, 1997, multiplied by (y) the Relevant Receivable Premium (the "WFNB Premium"), and (ii) delay the consummation of the purchase and sale of the WFNB Shares and the Consumer Receivables and the transfer of the employees related to the consumer finance division of the Business (the "WFNB Purchase") until such time as the OCC Approval has been obtained. For purposes of the Closing referred to in clause (i) of the preceding sentence, if, in addition to the failure to obtain the OCC Approval, one of more other conditions to the Closing contemplated by this Agreement contained in Article VIII as they relate to WFNB (an "Other WFNB Condition") has not been satisfied as of the date on which all such other conditions have been satisfied or waived, the parties shall nevertheless consummate the Closing and the transactions contemplated hereby other than the WFNB Purchase in accordance with this Article II. The consummation of the WFNB Purchase shall be conditioned on the OCC Approval having been obtained and the satisfaction or waiver of all Other WFNB Conditions, and no other conditions to the Closing contained in Article VIII, and at such consummation the Purchaser shall pay the Seller by wire transfer of immediately available funds to the Seller's account an amount equal to the WFNB Premium plus the book value of WFNB and of the Consumer Receivables as reflected on a balance sheet prepared by the Seller as of the last day of the month immediately preceding the date of such consummation ("Prior Month End Balance Sheet"), reduced by the Assumed Liabilities of WFNB and which arise in connection with the Consumer Receivables, as reflected on such Prior Month End Balance Sheet, and further reduced by the amount of the Delinquency Payment, and Seller shall deliver the WFNB Shares. The consummation of the WFNB Purchase after consummation of the Closing and other transactions contemplated hereby shall be subject to the same representations, warranties, covenants and conditions contained herein as applied on the Closing Date to the Seller, on the one hand, and the Purchaser, on the other hand, applying to the Seller and WFNB and the Purchaser, respectively, on the date on which the WFNB Purchase is consummated, with only such modifications as are necessary to reflect the Closing of all transactions contemplated hereby other than the WFNB Purchase.

           (b) If the  consummation of the WFNB Purchase is delayed  pursuant to
     Section 2.7(a), (i) the WFNB Shares and the Consumer Receivables shall constitute and be treated as Excluded Assets, and all Assumed Liabilities of WFNB and which arise in connection with the Consumer Receivables shall constitute and be treated as Excluded Liabilities until such time as the WFNB Purchase and (ii) the Employees relating to the consumer finance division of the Business shall not be transferred until the time of the WFNB Purchase.

           (c) The failure of the consummation of the WFNB Purchase to occur for any reason shall affect neither the Closing of the other transactions contemplated hereby nor any rights or obligations of the parties under
     Section 12.2, 12.3 or 14.13.

     2.8   Foreign Purchases
           -------------------------

           (a) If, at the time all other conditions to the consummation of the transactions contemplated by this Agreement contained in Article VIII have been satisfied or waived (other than those conditions or portions thereof applicable to Section 2.7), the Purchaser has not obtained certain regulatory approvals of foreign Governmental Authorities which are required for consummation of the transactions contemplated hereby in accordance with the laws of, or for the conduct of the Business in, one or more foreign countries (the "Foreign Approvals"), then the parties agree promptly to take all actions necessary to (i) consummate pursuant to this Article II the Closing and all other transactions contemplated hereby (other than as contemplated by Section 2.7) and except the Delayed Foreign Purchases (as defined below), and reduce the Closing Payment by an amount equal to (A) the book value of the Assets, as reduced by the Assumed Liabilities of the Business, in each case which are located in or attributable to the country or countries as to which all Foreign Approvals have not been obtained (the "Unapproved Country or "Unapproved Countries") as reflected on the balance sheet of the Business, dated September 30, 1997, plus (B) an amount equal to the portion of the total Premium Amount which the Balance Sheet of the Business as of September 30, 1997 shows to be allocable to each of the countries included thereon which at such time are Unapproved Countries (the "Relevant Country Premium"), and (ii) delay the consummation of the purchase and sale of the Assets and the assumption of the Assumed Liabilities and the transfer of the employees in each case which are located in or attributable to each Unapproved Country (including, if applicable, the sale of the stock of the WFC Stock Company domiciled in such Unapproved Country) (the "Delayed Foreign Purchase") until such time as the applicable Foreign Approval has been obtained. For purposes of the Closing referred to in clause (i) of the preceding sentence, if, in addition to the failure to obtain any Foreign Approval, one of more other conditions to the Closing contemplated by this Agreement contained in
     Article VIII as they relate to an Unapproved Country (an "Other Foreign Condition") has not been satisfied as of the date on which all such other conditions have been satisfied or waived, the parties shall nevertheless consummate the Closing and the transactions contemplated hereby other than the applicable Delayed Foreign Purchase in accordance with this Article II. The consummation of each Foreign Purchase shall be conditioned on the applicable Foreign Approval having been obtained and the satisfaction or waiver of all Other Foreign Conditions, and no other conditions to the Closing contained in Article VIII, and at such consummation the Purchaser shall pay the Seller by wire transfer of immediately available funds to the Seller's account an amount equal to the book value of the Assets located in or attributable to each theretofore Unapproved Country as reflected on the Prior Month End Balance Sheet, reduced by the Assumed Liabilities of the Unapproved Country and which arise in connection with the Receivables relating to the applicable Unapproved Country, as reflected on such Balance Sheet, plus an amount equal to the relevant Country Premium. The consummation of any Foreign Purchase after consummation of the Closing and other transactions contemplated hereby shall be subject to the same representations, warranties, covenants and conditions contained herein as applied on the Closing Date to the Seller, on the one hand, and the Purchaser, on the other hand, applying to the Seller and the Purchaser, respectively, with respect to the Business in the relevant Unapproved Country on the date on which the applicable Foreign Purchase is consummated, with only such modifications as are necessary to reflect the Closing of all transactions contemplated hereby other than the applicable Foreign Purchase.

           (b) If the  consummation of a Foreign Purchase is delayed pursuant to
     Section 2.8(a), the Assets located in each Unapproved Country shall constitute and be treated as Excluded Assets, and all Assumed Liabilities which arise in connection with such Assets and the employees related thereto (including those which are to become Assumed Liabilities) shall constitute and be treated as Excluded Liabilities until such time as the closing of the relevant Foreign Purchase.

           (c) The failure of the consummation of a Foreign Purchase to occur for any reason shall affect neither the Closing of the other transactions contemplated hereby nor any rights or obligations of the parties under Sections 12.2, 12.3 or 14.13.

           (d)  Each  Foreign   Purchase  shall  be  completed  as  promptly  as
     practicable after the Foreign Approval relevant thereto shall have been obtained.


                                   ARTICLE III
                            PURCHASE PRICE ADJUSTMENT

     3.1   Closing Statement of Net Assets.
           -------------------------------
     Preparation. As promptly as practicable after the Closing Date, the Seller will cause to be prepared (a) a statement of the book value of the Assets and the Assumed Liabilities that were assumed by the Purchaser pursuant to this Agreement as of the close of business on the Closing Date (the "Closing Balance Sheet"), and (b) the calculation of Closing Net Asset Value based upon the Closing Balance Sheet and the adjustments set forth in Schedule 3.1 (collectively, the "Adjustment Statements"). The Closing Balance Sheet shall be prepared in accordance with GAAP as consistently applied by the Seller and shall be prepared on a basis consistent with the preparation of the Balance Sheet of the Business dated June 30, 1997, and shall present fairly in all material respects the financial position of the Business. The Purchaser and its representatives and accountants shall have the right to participate in and observe the process of the preparation of the Adjustment Statements, and such access as they may reasonably request to any books, records, workpapers or other information. The "Closing Net Asset Value" shall mean an amount equal to the remainder of (i) the book value of the Assets on the Closing Date, as reflected on the Closing Balance Sheet, less (ii) the Assumed Liabilities on the Closing Date, as reflected on the Closing Balance Sheet, as each of the foregoing amounts shall be finally and conclusively determined as specified in Section 3.2(d). The Adjustment Statements shall be prepared at the Seller's expense with the assistance, to the extent reasonably necessary, of former personnel of the Business, which the Purchaser shall use commercially reasonable efforts to provide to the Seller at no cost to the Seller. As promptly as practicable, but no later than ninety (90) days after the Closing Date, the Seller will cause the Adjustment Statements to be delivered to the Purchaser and the Purchaser's accountants.

     3.2   Determination of Closing Adjustments; Dispute Resolution.
           -------------------------------------------------------------

           (a) Cooperation. The parties hereto agree that they will cooperate and assist in the preparation and review of the Adjustment Statements including making available all relevant books, records, work papers and personnel.

           (b) Review by Purchaser; Disagreement. If the Purchaser disagrees with the calculation of the Closing Net Asset Value, the Purchaser may, within 60 days after receipt of the Adjustment Statements, deliver a written notice to the Seller disagreeing with such calculation or calculations, setting forth its calculation of such amount or amounts in accordance with the terms of this Agreement. Any such notice of disagreement shall specify those items or amounts or calculation methods as to which the Purchaser disagrees. If the Purchaser fails to object within the time period required by this Section 3.2(b), the Closing Balance Sheet and the Closing Net Asset Value, as prepared and determined by the Seller, shall be conclusive and binding, absent manifest error.

           (c) Resolution of Disagreements. If a notice of disagreement shall be delivered within the time period specified in Section 3.2(b), and if the Seller does not agree with the Purchaser's objections, if any (it being agreed that the failure of the Seller to deliver written notice to the Purchaser of the Seller's disagreement with the Purchaser's objection within 10 days of receipt of such objection shall be deemed acceptance by the Seller), or such objections are not resolved on a mutually agreeable basis within thirty (30) days after the Seller's receipt thereof, any disagreement between the parties regarding the same shall be resolved within an additional sixty (60) day period by the Chicago office of Arthur Andersen LLP, or another independent accounting firm of nationally recognized standing reasonably satisfactory to, and mutually agreed upon by, the Seller and the Purchaser (who shall not have any material relationship with the Seller or the Purchaser) (the "Independent Accounting Firm"), promptly to review this Agreement and the remaining items or amounts disputed by the parties hereto. The Seller and the Purchaser shall furnish the Independent Accounting Firm such documents and other materials as each finds relevant and such other documents and materials requested by the Independent Accounting Firm. The Independent Accounting Firm shall apply the terms of this Agreement and adopt either the Seller's position or the Purchaser's position for each separate item in dispute. The Independent Accounting Firm will be required to adopt either the position of the Seller or the Purchaser for each separate item in dispute, and will not have the authority to modify the position it adopts. No later than sixty (60) days following its commencement of its review, the Independent Accounting Firm shall deliver to the Seller and the Purchaser a written report setting forth the positions adopted by the Independent Accounting Firm. Such report shall be conclusive and binding on the parties, absent manifest error. The fees and charges of the Independent Accounting Firm in making such review and preparing such report shall be borne equally by the Seller and the Purchaser.

           (d) Final Closing Net Asset Value. For purposes hereof, the final and conclusive Closing Net Asset Value shall be the amount (i) set forth as the Seller's calculation thereof in the Adjustment Statements if no notice of disagreement with respect thereto is delivered within the time period specified in Section 3.2(b) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 3.2(c) (including a deemed acceptance by the Seller pursuant to said Section) or
     (B) in the absence of such agreement, as adopted in the report of the Independent Accounting Firm delivered pursuant to Section 3.2(c).

     3.3   Post-Closing Adjustment.

           (a) Closing Payment. If the Closing Payment minus the Premium Amount exceeds the Closing Net Asset Value, the Seller shall pay to the Purchaser, in the manner and with interest as provided in Section 3.3(b), the amount of such excess. If the Closing Net Asset Value exceeds the Closing Payment minus the Premium Amount, the Purchaser shall pay to the Seller, in the manner and with interest as provided in Section 3.3(b), the amount of such excess. Any such payment pursuant to this Section 3.3(a) shall be made at a mutually convenient time and place (i) within thirty (30) days after the Seller's delivery of the Adjustment Statements if no notice of disagreement is delivered pursuant to Section 3.2(b) or (ii) if a notice of disagreement is delivered pursuant to Section 3.2(b) then within ten (10) days after the earlier of (A) agreement between the parties pursuant to Section 3.2(c) with respect to the Closing Net Asset Value (including a deemed acceptance by the Seller pursuant to said Section) and (B) delivery of the report of the Independent Accounting Firm referred to in Section 3.2(c).

           (b) Method of Payment. Any payment pursuant to this Section 3.3 shall be made by wire transfer by the Purchaser or the Seller, as the case may be, of immediately available funds to such account of the party or parties to receive such payment as may be designated by such party or parties. The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from the Closing Date until the date of payment at a rate per annum equal to the Post- Closing Interest Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due.

           (c) Purchase Price Adjustment. The purchase price shall be increased by the amount that the Closing Net Asset Value is greater, or shall be reduced by the amount that the Closing Net Asset Value is less, than the Closing Payment minus the Premium Amount.

           (d) Additional Adjustments. (i) If Section 2.7 shall be applicable, the provisions of Sections 3.1, 3.2 and this Section 3.3 shall apply to ascertain and to adjust for the differences in the book value of the WFNB Shares and the Consumer Receivables, reduced by the Assumed Liabilities of WFNB and which arise in connection with the Consumer Receivables, between the amounts reflected on the Prior Month End Balance Sheet and the book values thereof as of the close of business on the date on which the WFNB Purchase is consummated, with a payment to be made as a result thereof (including interest thereon) to the party which is owed the same.

                  (ii) If Section 2.8 shall be applicable, the provisions of Sections 3.1, 3.2 and this Section 3.3 apply with respect to each Foreign Purchase to ascertain and to adjust for the differences in the book value of the Assets as reduced by the Assumed Liabilities located in or attributable to the theretofore Unapproved Country which are the subject of the applicable Foreign Purchase, as reflected on the Prior Month End Balance Sheet, and the book values thereof as of the close of business on the date on which the applicable Foreign Purchase is consummated, with a payment to be made as a result thereof (including interest thereon) to the party which is owed the same.

     3.4   Repurchase of Excluded Assets.

           (a) In the event that any receivable, loan or other asset indirectly transferred to the Purchaser through the purchase of the WFC Stock Companies is an Excluded Asset, or any receivable, loan or other asset transferred to the Purchaser pursuant to this Agreement is an Excluded Asset, the Purchaser shall promptly provide the Seller with written notice identifying such Excluded Asset, and the Seller shall be obligated to repurchase such Excluded Asset to the extent set forth in this Section 3.4.

           (b) On the fifteenth (15th) day of each month (or the following Business Day, if such day is not a Business Day), the Seller shall deliver to Purchaser an amount equal to the aggregate Repurchase Price for all Excluded Assets for which Purchaser has given notice in the preceding calendar month. The Repurchase Price for any receivable or loan which is an Excluded Asset shall be (i) the sum of the outstanding balance thereof as of the date of repurchase, plus (ii) Purchaser's documented recording or transfer costs of conveying such receivable or loan to the Seller, plus
     (iii) accrued interest thereon in accordance with the terms of the applicable loan documentation, plus (iv) the product of the outstanding balance as of the date of repurchase multiplied by the Relevant Receivable Premium. The Repurchase Price for any other Excluded Asset shall be (x) the book value of such Excluded Asset as of the Closing Date, plus (y) interest on such amount from the Closing Date until the date such Repurchase Price is received by Purchaser at the Post-Closing Interest Rate, plus (z) documented recording or transfer costs of conveying such Excluded Asset to Seller. Upon payment of the Repurchase Price as set forth herein, Purchaser shall deliver any and all documentation relating to each repurchased loan and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Seller title to such loan or other Excluded Asset.

           (c) The period within which the Purchaser may assert the right to require the Seller to repurchase Excluded Assets as provided in this Section shall expire nine months after the applicable closing date, provided, however, that such expiration shall have no effect on the obligations of the Seller and WFC Parent with respect to any Excluded Asset that is the subject of a repurchase demand made prior to such expiration, nor upon any representation and warranty relating to Excluded Assets and indemnification.


                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF THE SELLER AND WFC PARENT

     The Seller and WFC Parent hereby jointly and severally represent and warrant to the Purchaser (i) as set forth in Sections 4.1, 4.2 and 4.7, clause
(a) of Section 4.3 and clause (a) of Section 4.5, and, (ii) except for circumstances that, taken in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in the case of all other representations and warranties herein, as follows:

     4.1 Organization and Existence. Each of the Seller, WFC Parent, WFNB and each WFC Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Seller, WFC Parent, WFNB, and the WFC Companies has full corporate power and authority to own and operate the Assets and to carry on the Business as and where such Assets are now owned and the Business is now conducted. Each of the Seller, WFC Parent, WFNB, and the WFC Companies is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the Assets or the nature of the Business requires it to be so licensed or qualified and, in the case of WFC Parent, in which failure to be so licensed, qualified and in good standing would reasonably be expected to have a Material Adverse Effect. Schedule 4.1 sets forth each jurisdiction in which any of the Seller, WFNB, and the WFC Companies is licensed or qualified to do business as a foreign corporation. Complete and correct copies of the articles of incorporation and by-laws, as amended, of the Seller, each WFC Company and WFNB have been made available to Purchaser. Seller has made available to Purchaser the minute books of Seller, each WFC Company and WFNB from date of incorporation through the date hereof, and such minute books contain complete and accurate records of all meetings held by the board of directors and stockholders of Seller, each WFC Company and WFNB and of all corporate actions authorized at such meetings since the respective dates of incorporation.

     4.2 Authority and Approval. Each of the Seller and WFC Parent has the corporate power and authority to execute, deliver and perform this Agreement and the applicable agreements, documents and instruments contemplated herein and to consummate the transactions contemplated hereby and thereby. All corporate (including shareholder) acts and proceedings required to be taken by or on the part of the Seller and the WFC Parent to authorize it to execute, deliver and perform this Agreement and the applicable agreements, documents and instruments contemplated herein and to consummate the transactions contemplated hereby have been duly and validly taken and remain in full force and effect. This Agreement constitutes the legal, valid and binding agreement of the Seller and WFC Parent, enforceable against the Seller and WFC Parent in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by judicial discretion as to the availability of equitable remedies or by general equitable principles.

     4.3 No Conflict. The execution, delivery and performance by the Seller and WFC Parent of this Agreement and the applicable agreements, documents and instruments contemplated herein do not, and the consummation by the Seller and WFC Parent of the transactions contemplated hereby and thereby will not: (a) violate or conflict with the certificate of incorporation or by-laws of the Seller, WFC Parent, WFNB or any WFC Company; (b) assuming satisfaction of the matters referred to in the following clause (c), violate, contravene or conflict with any order, writ, injunction, directive, judgment, award or decree of any Governmental Authority to which the Seller, WFC Parent, WFNB or any WFC Company is a party, or to which any of the Assets is subject or, to the knowledge of the Seller, any statute, law, ordinance, rule or regulation of any Governmental
Authority applicable to it or any of the Assets; or (c) require, to the knowledge of the Seller or WFC Parent, any filing or registration by the Seller or WFC Parent with, or approval, consent, authorization or other action with respect to any Governmental Authority other than (i) the notification under the HSR Act referred to in Section 6.3, (ii) the filings, registrations, authorizations, approvals, consents and other actions listed in Schedule 4.3, and (iii) any such filing, registration, authorization, approval, consent or other action that would not be required if any Person other than the Purchaser were to acquire the Assets hereunder or (d) result in the creation or imposition of any Encumbrance on any of the Assets or equity of any of the WFC Companies or WFNB.

     4.4 Contracts. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated herein by the Seller and WFC Parent do not, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate or conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require the consent under or notice with respect to, any Contract or Client Contract (other than Excluded Contracts) to which the Seller, WFC Parent, any WFC Company, or WFNB is a party or by which it is bound or by which any of its assets or property is bound, or (b) result in the creation of any Encumbrance upon the Assets (other than Permitted Encumbrances).

     4.5   Financial Statements.

           (a) Schedule 4.5 sets forth a true and complete copy of the Financial Statements. The Financial Statements were prepared in accordance with GAAP as applied by the Seller on a consistent basis throughout the period involved and fairly present the financial position of the Business in all material respects as at the date thereof and the results of the operation of the Business for the period then ended which are reflected therein. Between June 30, 1997 and the date hereof, there has not been a Material Adverse Effect with respect to the Business.

           (b) Since June 30, 1997 through the date hereof, the Seller, WFNB and the WFC Companies have not engaged in any transaction which, if done after the execution hereof, would violate Section 6.1 except as described in
     Schedule 4.5(b).

     4.6   Title to Properties; Encumbrance; Sufficiency of Assets.

           (a) The Seller has legal and beneficial title to the Assets, which title may be sold, assigned or otherwise conveyed as contemplated in this Agreement, provided, that no representation or warranty is being made as to the effectiveness of any arrangement to convey the benefits and burdens of any Contract, Client Contract or Permit pursuant to Section 2.2(b). None of the Assets is subject to any Encumbrance, except any Encumbrances which shall be removed prior to the Closing and except the following: (a) Encumbrances securing specified liabilities or obligations immaterial in amount, individually and in the aggregate, and with respect to which no default exists (or event that, with notice or lapse of time, or both, would constitute a default); (b) mechanics', carriers', workers', suppliers', and other similar liens arising in the ordinary course of business and consistent with past practice for any amount the payment of which is not delinquent; (c) exceptions disclosed in Schedule 4.6; (d) minor imperfections of title, if any, none of which, individually or in the aggregate, is substantial in amount, substantially detracts from the value or substantially impairs the use of the property subject thereto, or materially impairs the operations of the Business as conducted immediately prior to the Closing; and (e) liens for current taxes not yet due and payable (collectively, the "Permitted Encumbrances"). The WFC Companies, including WFNB, together with the Seller, are all of the entities that currently conduct the Business and together hold all of the Assets.

           (b) The Assets, together with the Excluded Assets and the rights of Purchaser under the Strategic Alliance Agreement, the Trademark License Agreement, the Transition Services Agreement and any Permits which Purchaser is required to obtain due to the fact that it is not a subsidiary of a manufacturing company constitute, and upon consummation of the transactions contemplated hereby will constitute, all of the rights, assets, properties and interests which are sufficient for, the operation of the Business as the Business is currently being operated and conducted.

     4.7 WFC Stock Companies. All of the outstanding shares of capital stock of the WFC Stock Companies and the WFNB Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of outstanding capital stock of the WFC Stock Companies to be purchased hereunder constitute all of the issued and outstanding capital stock of such WFC Stock Companies. The WFNB Shares constitute all of the issued and outstanding capital stock of WFNB. None of WFNB or the WFC Stock Companies is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of its capital stock or any securities representing the right to purchase, subscribe, or otherwise receive any such shares. Except as set forth on Schedule 4.7, Seller is the owner, beneficially and of record, directly or indirectly, of all of the outstanding shares of capital stock of the WFC Stock Companies and the WFNB Shares, free of all Encumbrances other than Permitted Encumbrances. At the applicable Closing, the Purchaser shall receive legal, beneficial, good and marketable title to the outstanding shares of capital stock of the WFC Stock Companies and the WFNB Shares, free and clear of all Encumbrances. Except as set forth on Schedule 4.7, there is no corporation in which any WFC Stock Company or WFNB has any direct or indirect equity interest. There are no proxies or voting agreements with respect to any shares of stock of any WFC Stock Company or WFNB.

     4.8 Contracts and Receivables. For purposes of this Section 4.8, "Seller" shall be deemed to refer to Seller, WFNB and the WFC Companies. The Seller believes that, in all material respects and to the best of its knowledge, except as set forth on Schedule 4.8(a):

           (a) Each Contract, Client Contract, Receivable Collateral Document and Receivable Credit Support Document was originated in the ordinary course of business. Each security or other interest created or intended to be created thereunder in inventory the purchase of which is financed by the Seller is valid, subsisting, binding and enforceable and is intended to be a first priority interest in favor of the grantee thereof. Each Contract, Client Contract, Receivable Collateral Document and Receivable Credit Support Document is valid, genuine, binding and enforceable against the counterparty thereto in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally or by judicial discretion as to the availability of equitable remedies or by general equitable principles, is absolute and unconditional, is fully transferable and assignable, and is not and shall not be (due to acts or omissions committed or omitted by or on behalf of the Seller) subject to any defenses, setoffs, off-sets, adjustments, rescission or counterclaims of any kind or nature. Each Contract, Client Contract, Receivable Collateral Document and Receivable Credit Support Document was in compliance with all applicable Laws at the time of its execution, subject to the enforceability of the choice of law provisions contained in such documents. No Contract, Client Contract, Receivable Collateral Document and Receivable Credit Support Document is subject to any Law under which the sale, transfer or assignment thereof is unlawful, void, voidable or otherwise prohibited. Each Contract, Client Contract, Receivable Collateral Document and Receivable Credit Support Document was fully and properly executed with genuine signatures and is in proper order.

           (b) Schedule 4.8(b) has been previously provided to the Purchaser and accurately and completely sets forth, as of August 31, 1997 and with respect to each Receivable, the amount owing and the aging of such Receivable and the name of the party from whom such Receivable is owing, and the coding of the Receivable (e.g., bankruptcy or litigation). Seller has made available, and at Closing shall deliver, to Purchaser complete and correct copies of all Contracts, Client Contracts, Receivable Collateral Documents and Receivable Credit Support Documents evidencing or otherwise relating to the Receivables and of all Contracts, Client Contracts, Receivable Collateral Documents and Receivable Credit Support Documents creating security in the collateral as described therein. Seller has not expressly or by its conduct or inaction waived or prejudiced the binding effect or priority or enforceability of any Receivable or any Contracts, Client Contracts, Receivable Collateral Documents or Receivable Credit Support Documents evidencing or otherwise relating to the Receivables, and none of the Receivables has been waived or amended in a manner adverse to Seller since June 30, 1997. Security interests (i) in inventory the purchase of which has been financed by Seller and (ii) to the extent required under the Seller's credit policies and procedures, or individual credit decisions, or WFC Parent decisions or if an attempt is made to create a security interest, in all other collateral, for each Receivable have been, and remain, validly and properly perfected in accordance with the applicable state's Uniform Commercial Code or, outside the United States, in accordance with applicable local law. No Receivables are owing by any Governmental Authority.

     4.9 Leases. Schedule 4.9 contains an accurate and complete list of each lease for Leased Property used in the Business (other than leases that are Excluded Contracts), including such lease's expiration date. Each such lease is in full force and effect and is a valid and binding obligation of the Seller, the respective WFC Company or WFNB, enforceable against the Seller, the respective WFC Company or WFNB and, to the knowledge of the Seller, the counterparty thereto, in accordance with its terms. Each such lease has been duly authorized and validly executed by the Seller, the respective WFC Company or WFNB. Except as set forth in Schedule 4.9, none of the Seller, WFNB, WFC Parent, any WFC Company or, to the knowledge of Seller, any party to any such lease is in violation thereof or in default thereunder. None of the Seller, WFNB or any WFC Company has received any notice of default under any other such lease which has not been remedied or waived. None of the Seller or any WFC Company or WFNB has received any notice or has any knowledge of any pending or threatened condemnation proceeding or assessment for public improvements affecting any Leased Property or of any sale or other disposition thereof in lieu of condemnation. The leased Real Estate is adequate in all respects to conduct the Business as it is currently being conducted.

     4.10 Litigation. Except as set forth in Schedule 4.10, there is no legal, administrative or arbitration proceeding, suit or action of any nature pending or, to the knowledge of the Seller or WFC Parent, threatened against (i) the Seller (with respect to the Business) or any WFC Company or WFNB which involves claims against such party exceeding $250,000 or could reasonably be expected to have a Material Adverse Effect, or (ii) the Seller, WFC Parent or any of the Seller's Affiliates which questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller, WFC Parent or any of the Seller's Affiliates pursuant to this Agreement or in connection with the transactions contemplated hereby. Schedule 4.10 sets forth as of the date hereof a true and complete list of all proceedings, suits or actions of which the Seller (with respect to the Business), WFC Parent (with respect to the Business), WFNB or any WFC Company is a plaintiff and which is material to the applicable plaintiff. Except as set forth in Schedule 4.10, there is no order, agreement, memorandum of understanding or similar instrument issued by a Governmental Authority or to which a Governmental Authority is a party in effect specifically with respect to the Business. Except as set forth in Schedule 4.10, there are no pending or, to the knowledge of the Seller, threatened disputes, investigations or controversies between the Seller (with respect to the Business), WFC Parent (with respect to the Business), any WFC Company or WFNB and any Governmental Authority. At the date of this Agreement, the Seller, WFC Parent (with respect to the Business), any WFC Company or WFNB has not received any communication from any Governmental Authority that such authority would oppose or refuse to grant or issue its consent or approval to, if required, or would impose a materially burdensome condition on, the Seller or WFC Parent with respect to the transactions contemplated by this Agreement.

     4.11 Tax Matters. All Tax returns with respect to the WFC Companies and WFNB that are required to have been filed through the date hereof have been duly filed, and all material Taxes shown to be due on such Tax returns or otherwise required to be paid have been paid in full. None of the Seller, the WFC Companies or WFNB are delinquent in the payment of any Taxes, the failure of which to pay would result in an Encumbrance on all or a substantial part of the Assets or a liability to the Purchaser as a matter of law.

     4.12 Insurance. Schedule 4.12 contains a summary of all policies of fire, liability, worker's compensation and other forms of insurance maintained for the benefit of the Business (other than insurance policies relating to the benefit plans listed on Schedule 4.13 and credit life, casualty or similar insurance policies, credit unemployment, credit disability, inventory finance property and casualty, Insurance Collateral, if any, and keyman policies obtained by Persons who are provided financing by the Business). Such insurance policies are of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with past business practices of the Business. Except as set forth in Schedule 4.12, none of the Seller, WFC Parent, WFNB or any WFC Company has received any notice of cancellation or termination with respect to any material insurance policy.

     4.13  Benefit Plans.

           (a) With respect to the Business, the Seller does not maintain, administer or contribute to, and with respect to any Employee or any employee of WFNB, no ERISA Affiliate maintains, administers or contributes to: (i) any employee benefit plan (as defined in Section 3(3) of ERISA), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA or (ii) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement ("Benefit Plan"), other than those Benefit Plans described on Schedule 4.13. All Benefit Plans, including the Whirlpool 401(k) Plan and the Whirlpool 401(k) Trust comply in all material respects with and are and have been operated in all material respects in accordance with ERISA, the Code, and all other applicable Federal statutes, state law and the regulations and rules promulgated pursuant thereto or in connection therewith. All contributions required to be made to any Benefit Plan have been made, and there does not exist an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to any Benefit Plan. Seller has made available to Purchaser true and complete copies of each Benefit Plan, and all documents relating thereto, including, but not limited to, plan documents, summary plan descriptions, trust agreements, insurance contracts, the most recent Annual Report (Form 5500 Series) and IRS determination letter and accountant or trustee reports, if any.

           (b) The Seller shall fully indemnify and hold harmless Purchaser and its Affiliates with respect to any liability or obligation under any Benefit Plan for life insurance, medical or other employee welfare benefits to any employee (or beneficiary) upon such employee's retirement or termination of employment.

           (c) None of the Seller, WFC Parent, WFNB or any of the WFC Companies maintains nor has entered into any document, plan or agreement which contains, directly or indirectly, any change in control provisions which could cause an increase or acceleration of benefits or benefit entitlement to employees or former employees of the Business or of the Seller, WFNB or any of the WFC Companies which would create a liability to the Purchaser as a result of the transactions contemplated by this Agreement.

           (d) All contributions required to be made to any Benefit Plan have been made, and there does not exist an accumulated funding deficiency (within the meaning of Section 302 or ERISA or Section 412 of the Code) with respect to any Benefit Plan. Seller shall fully indemnify and hold harmless Purchaser and its Affiliates for any liability to the Pension Benefit Guaranty Corporation or to a multiemployer plan (as defined in Section 3(37) of ERISA) with respect to any Benefit Plan listed on Schedule 4.13.

           (e) The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to be a "qualified plan" under Section 401(a) of the Code, and, to the knowledge of the Seller, there are no existing circumstances nor any events that have occurred which could reasonably be expected to affect the qualified status of any such Benefit Plan.

           (f) Neither the Seller nor any ERISA Affiliate, at any time within the last six years, has contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

           (g) There are no pending or threatened claims (other than routine benefit claims), lawsuits or arbitrations which have been asserted or instituted against any Benefit Plan, any of the fiduciaries thereof or the Seller, WFNB or any WFC Company with respect to their duties under the Benefit Plans.

           (h) All Benefit Plans that are group health plans, within the meaning of Section 5000(b)(1) of the Code or Section 607(1) of ERISA, have been operated in substantial compliance with the provisions of Section 4980B and Sections 9801 through 9806 of the Code and Sections 601 through 734 of ERISA, and to the knowledge of Seller, no liability under Sections 4980B or Sections 9801 through 9806 of the Code or Sections 601 through 734 of ERISA has been incurred by Seller, WFNB or any WFC Company or any ERISA Affiliate.

           (i) To the knowledge of the Seller, there has not occurred a nonexempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA) with respect to the Seller or any Benefit Plan.

     4.14  Contracts and Commitments.

           (a)  Except  for  this  Agreement,  the  agreements,   documents  and
     instruments contemplated herein and the Excluded Assets and except as set forth in Schedule 4.14:

                  (i) none of the Seller or WFC Parent (each with respect to the Business) nor any of the WFC Companies or WFNB has any Employment Contract with any officer or employee, or any Contract that contains any severance or termination pay liabilities or obligations to any officer or employee in excess of $100,000;
                  (ii) neither the Seller or WFC Parent (each with respect to the Business) nor any of the WFC Companies or WFNB has any employee to whom it is paying aggregate direct remuneration at the annual rate of more than $150,000 for services rendered or commissions at a rate, which, based on the performance by such employee during the last fiscal year, would exceed $150,000;

                  (iii) neither the Seller or WFC Parent (each with respect to the Business) nor any of the WFC Companies or WFNB has any collective bargaining or union Contracts;

                  (iv) neither the Seller or WFC Parent (each with respect to the Business) nor any of the WFC Companies or WFNB is restricted by Contract from carrying on its business or any part thereof anywhere in the world or from competing in any line of business;

                  (v) none of the WFC Companies or WFNB has any direct debt obligation for borrowed money;

                  (vi) except as described in subsection (v), neither the Seller (with respect to the Business) nor any of the WFC Companies or WFNB has any obligation or liability pursuant to Contract as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person under which the exposure of Seller, such WFC Company or WFNB would exceed $50,000, other than in respect of the obligations of another WFC Company;

                  (vii) except as described in subsections (v) and (vi), neither the Seller nor any of the WFC Companies or WFNB is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person whether under a loan agreement, note or otherwise in excess of $100,000; and

                  (viii) neither the Seller or WFC Parent (with respect to the Business) nor any of the WFC Companies or WFNB has given any irrevocable power of attorney to any Person for any purpose whatsoever, except the appointment of agents to accept service of process.

           (b) True and complete copies of all documents (including all amendments thereto) identified on Schedule 4.14 have been made available for inspection by the Purchaser.

           (c) Each Contract set forth on Schedule 4.14 or otherwise material to the Business (collectively, the "Material Contracts") is in full force and effect and is a valid and binding obligation of the Seller or the respective WFC Company or WFNB, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies. Each Material Contract has been duly authorized and validly executed by the Seller or the respective WFC Company or WFNB. None of Seller, WFNB, WFC Parent, any WFC Company or, to the knowledge of Seller or WFC Parent, any other party to any Material Contract is in violation thereof or in default thereunder, and no Material Contract is currently under negotiation or renegotiation.

     4.15 Permits and Other Operating Rights. Each of the Seller, WFNB and the WFC Companies possesses, and is in good standing and not subject to any suspension, adverse modification, revocation or adverse proceeding with respect to, any Permit which is necessary for the Seller, such WFC Company or WFNB to engage in its respective business as currently conducted. All material Permits possessed by the Seller, the WFC Companies or WFNB are listed on Schedule 4.15.

     4.16 Compliance with Laws. Except as disclosed in Schedule 4.16, the Business and the Assets has been, and is being conducted in all respects in compliance with all applicable Laws, including, without limitation, as applicable, bankruptcy, insolvency and debtor relief laws (including, without limitation, the provisions thereof relating to reaffirmation agreements), usury laws, the Federal Truth-in-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson- Moss Warranty Act, Regulations B, M and Z of the Federal Reserve Board, the Federal Bankruptcy Code, state adaptations of the National Consumer Act, of the Uniform Commercial Code and of the Uniform Consumer Credit Code, and all other banking, usury, consumer credit laws, sales finance agency acts, consumer credit sales laws, small loan acts, equal credit opportunity, disclosure laws, laws governing the collection of amounts owing under consumer obligations and laws relating to unfair and deceptive practices, the ability of an entity to charge interest or a time price differential and discrimination. Except as set forth on Schedule 4.16, none of Seller, WFC Parent, WFNB or any WFC Company has received any notice from any Governmental Authority that, or has any basis to believe that, the Business is being conducted in violation of any applicable Laws.

     4.17 No Illegal or Improper Transactions. None of WFC Parent (with respect to the Business), the Seller, WFNB or any WFC Company has, nor has any director, officer, or employee of the Seller, any WFC Company or WFNB, directly or indirectly, used funds or other assets of the Seller, any WFC Company or WFNB, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any Person, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund. There have been no intentionally false or intentionally fictitious entries made in the books or records of the Seller, WFC Parent (with respect to the Business), any WFC Company or WFNB.

     4.18  Certain Environmental Matters.  Except as disclosed on Schedule 4.18:

           (a) The Seller, WFC Parent, WFNB or any of the WFC Companies has not used the Owned Property or the Leased Property, or any part thereof, for the generation, treatment, storage, handling or disposal of any Hazardous Materials in violation of any Environmental Laws.

           (b) There is not now pending or, to the knowledge of the Seller, threatened any action, suit, or proceeding by or before any Governmental Authority (i) alleging violation by any of the Seller, WFNB, WFC Parent (with respect to the Business) or any WFC Company of (with respect to the Business) or any liability of any of the Seller, WFNB, WFC Parent or any WFC Company under, any Environmental Law in connection with the conduct of its business (ii) alleging failure by any of the Seller, WFNB, WFC Parent (with respect to the Business) or any WFC Company to have any permit, certificate, license or authorization required under any Environmental Law in connection with the conduct of its business or (iii) with respect to the release, disposal, transportation or storage of any Hazardous Material by any of the Seller, WFNB, WFC Parent or any of the WFC Companies at, upon, or under any Owned Property or Leased Property. Except as disclosed in
     Schedule 4.18, there are no past or present actions, circumstances, conditions, or events that could reasonably be expected to result in a notice, demand, request for information, citation, claim, action, proceeding, summons, or complaint against any of the Seller, WFNB, WFC Parent (with respect to the Business) or any WFC Company with respect to any violation by any of the Seller, WFNB, WFC Parent (with respect to the Business) or any WFC Company of, or liability of any of the Seller, WFNB, WFC Parent (with respect to the Business) or any WFC Company under, any Environmental Law in connection with the conduct of its business.

     4.19 Brokers' Fees or Commissions. Except for Goldman, Sachs & Co., neither the Seller nor any of its Affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated thereby who might be entitled to a fee or any commission upon consummation of the transactions contemplated hereby.

     4.20 Disclosure. No representations or warranties made by the Seller or WFC Parent in this Agreement contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

     EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES BY THE SELLER IN THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY
PARTICULAR PURPOSE. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE PURCHASER WAIVES ANY RIGHTS TO INDEMNIFICATION OR CONTRIBUTION PURSUANT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT AND ANY SIMILAR STATE LAWS.

     Except as set forth in this Agreement the Seller is not hereby making any representation with respect to (a) the information set forth in (i) the Confidential Memorandum distributed by Goldman, Sachs & Co. with respect to the Seller and the Business, or (ii) that certain slide presentation given to the Purchaser or copies of such slides delivered to Purchaser or (b) any financial projection or forecast relating to the Assets, the Business, WFNB or the WFC Companies. With respect to any such projection or forecast delivered by or on behalf of the Seller to the Purchaser, the Purchaser acknowledges that (x) there are uncertainties inherent in such projections and forecasts and that no assurance can be given as to whether such projections and forecasts can be realized and (y) the Purchaser is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts. The Purchaser shall have no claim against the Seller, and the Seller shall have no liability to the Purchaser, with respect to any such disclaimed information, including, without limitation, the Confidential Information Memorandum, the slide presentation given to the Purchaser or copies of such slides delivered to the Purchaser or any financial projection or forecast relating to the Assets, the Business, WFNB or the WFC Companies.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                             AND PURCHASER'S PARENT

     The  Purchaser  and   Purchaser's   Parent  hereby  jointly  and  severally
represents and warrants to the Seller:

     5.1 Organization and Existence. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     5.2 Authority and Approval. Each of the Purchaser and Purchaser's Parent has the corporate power and authority to execute, deliver and perform this Agreement and the agreements, documents and instruments contemplated herein and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken by or on the part of each of the Purchaser and the Purchaser's Parent to authorize it to execute, deliver and perform this Agreement and the agreements, documents and instruments contemplated herein and to consummate the transactions contemplated hereby have been duly and validly taken and remain in full force and effect. This Agreement constitutes the legal, valid and binding agreement of each of the Purchaser and the Purchaser's Parent, enforceable against the Purchaser and the Purchaser's Parent in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by judicial discretion as to the availability of equitable remedies or by general equitable principles.

     5.3 No Conflict. The execution, delivery and performance of this Agreement by each of the Purchaser and the Purchaser's Parent and the agreements, documents and instruments contemplated herein do not, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate or conflict with the certificate or articles of incorporation or by-laws of the Purchaser and the Purchaser's Parent; (b) except as would not be expected to materially adversely affect the ability of the Purchaser or the Purchaser's Parent to consummate the transactions contemplated hereby or thereby, (i) assuming satisfaction of the matters referred to in the following clause (c), violate, contravene or conflict with any order, writ, injunction, directive, judgment, award or, to the knowledge of the Purchaser, decree of any Governmental Authority to which the Purchaser or the Purchaser's Parent is a party or to which any of its property or assets is subject or, to the knowledge of the Purchaser, any statute, law, ordinance, rule or regulation of any Governmental Authority applicable to it or any of its property or assets; or
(ii) violate or conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, any Contract to which the Purchaser or the Purchaser's Parent is a party or by which it is bound or by which any of its property or assets is bound; or (c) require any filing or registration with, or approval, consent, authorization or other action with respect to any Governmental Authority other than (i) the notification under the HSR Act referred to in Section 7.1, (ii) the filings, registrations, authorizations, approvals, consents and other actions listed in Schedule 5.3 and (iii) any such filings or registrations the failure of which to make, and any such approvals, consents, authorizations or actions the failure of which to obtain, would not be expected to materially adversely affect the ability of the Purchaser or the Purchaser's Parent to consummate the transactions contemplated hereby or thereby.

     5.4 Funds Available. The Purchaser has sufficient cash, lines of credit or other sources of available funds to enable it to make the payments contemplated by this Agreement.

     5.5 Litigation. There is no legal, administrative or arbitration proceeding, suit or action of any nature pending or, to Purchaser's knowledge, threatened against the Purchaser or the Purchaser's Parent or any of its Affiliates which questions or challenges the validity of this Agreement or any of the agreements, documents and instruments contemplated herein or any action taken or to be taken by the Purchaser or the Purchaser's Parent pursuant to this Agreement or in connection with the transactions contemplated hereby. There are no pending or, to the knowledge of Purchaser, threatened disputes or controversies between the Purchaser or the Purchaser's Parent or any of their respective Affiliates and any Governmental Authority that would reasonably be expected to materially adversely affect the ability of Purchaser or the
Purchaser's Parent to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, none of the Purchaser, Purchaser's Parent nor any of its Affiliates has received any written communication from any Governmental Authority that such authority would oppose or refuse to grant or issue its consent or approval to, if required, or would impose a materially burdensome condition on the Purchaser or the Purchaser's Parent with respect to, the transactions contemplated by this Agreement.

     5.6 Securities. The Purchaser hereby acknowledges that the shares of the WFC Stock Companies and the WFNB Shares are not registered under the Securities Act of 1933, as amended, or registered or qualified for sale under any state or foreign securities Law and cannot be resold without registration thereunder or exemption therefrom. The Purchaser is acquiring the shares of the WFC Stock Companies and the WFNB Shares for its own account as principal, for investment and not with a view toward the sale or distribution thereof except with respect to any sale or distribution for which an exemption from registration is or hereafter becomes available. The Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the shares of the WFC Stock Companies and the WFNB Shares and has the ability to bear the economic risks of such investment.

     5.7 Brokers' Fees or Commission. Neither the Purchaser nor any of its Affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated hereby who would have a valid claim to a fee or any commission upon consummation of the transactions contemplated hereby.

                                   ARTICLE VI
                             COVENANTS OF THE SELLER

     Each of the Seller and WFC Parent covenants and agrees with the Purchaser as follows:

     6.1 Conduct of Business.

           (a) Except as otherwise contemplated by this Agreement, and except as described in Schedule 6.1, or as otherwise consented to in writing by the Purchaser, from the date hereof until the Closing, the Seller will conduct, and shall cause the WFC Companies and WFNB to conduct, their businesses in the usual and ordinary course in compliance with all applicable Laws and shall, and shall cause the WFC Companies and WFNB to:

                  (i)  use   commercially   reasonable   efforts   to   preserve
           satisfactory relationships with its suppliers, clients, borrowers and others having business relations with it;

                  (ii) use commercially reasonable efforts to preserve its business organization and goodwill intact and retain the services of its present officers, key employees and agents;

                  (iii) notify the Purchaser of any notice received by it of, or any other information received which gives a reasonable basis to believe that there has been, any default or breach or alleged default or breach under any material Contract or Client Contract to which it is a party or by which it is bound;

                  (iv) notify the Purchaser of any notice received by it of the commencement of any proceeding, suit or action of the type described in clause (ii) of Section 4.10 or the threat to commence any such proceeding, suit or action;

                  (v) maintain its books and records in all material respects in the same manner and with the same care that such books and records have been maintained prior to the execution of this Agreement; and

                  (vi) use commercially reasonable efforts to maintain in full force and effect through the Closing Date the insurance policies listed in Schedule 4.12.

           (b) Except as otherwise contemplated hereby, and except as described in Schedule 6.1, from the date hereof until the Closing, the Seller will not, and shall cause the WFC Companies and WFNB not to, without the consent of the Purchaser:

                  (i) enter into or amend any Material Contract or Client Contract except in the ordinary course of business consistent with past practice and except for such amendments to existing Contracts or Client Contracts the effect of which would be expected to be advantageous to the Seller or the WFC Company in question or WFNB;

                  (ii) declare or pay any dividend on, or make any other distribution with respect to, any capital stock of any WFC Company or WFNB;

                  (iii) except in the ordinary course of business consistent with past practice, borrow or agree to borrow any funds or incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability with respect to borrowed money;

                  (iv) loan or advance any material amount to directors or officers, except pursuant to existing programs, or make any loans or advances to any other person other than in the ordinary course of the Business;

                  (v) merge or consolidate with any other corporation or acquire, except in the ordinary course of collection, a material amount of assets constituting all or substantially all of the business or assets of any Person;

                  (vi) amend or modify its credit policies or procedures in any material respect;

                  (vii) other than pursuant to this Agreement, sell, lease or otherwise dispose of any of the Assets except in the ordinary course of business;

                  (viii) permit or allow any of the Assets to be subjected to any Encumbrances of any kind, other than the Permitted Encumbrances and the other Encumbrances referred to in Section 4.6;

                  (ix) other than as required by applicable Law or with respect to the Whirlpool 401(k) Plan, take any action to amend or terminate any Benefit Plan or adopt any other plan, program, Contract or practice providing benefits for or compensation to or on behalf of employees or former employees of Seller (with respect to the Business), any WFC Company or WFNB, or permit any Affiliate of Seller, any WFC Company or WFNB to take any such action if such action could subject any WFC Company or WFNB to an obligation or liability except for increases in employee compensation or benefits in the ordinary course of business; provided, that such increases do not exceed $10,000 with respect to any individual employee;

           (x) make any capital expenditure or commitment therefor in excess of $25,000 individually or in excess of $100,000 in the aggregate;

           (xi) other than in the ordinary course or to protect the Business, enter into or amend or cancel or agree to the amendment or cancellation of any insurance Contract;

           (xii) change any provision of its articles of incorporation or by-laws or similar governing documents;

           (xiii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its outstanding capital stock (other than preferred stock of the Seller), change the number of shares of its authorized or issued capital stock, permit any shares of its capital stock held in treasury to become outstanding, or issue any capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or contract of any character relating to its authorized or issued capital stock or any securities convertible into, relating to or based on shares of such stock;

           (xiv) purchase any Real Property or personal property or purchase or sell any options to purchase any Real Property or personal property, with a market value in excess of $50,000 in the aggregate;

           (xv) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse unless (1) simultaneously with such termination or cancellation substantially similar replacement policies reasonably satisfactory to Purchaser are in full force and effect, (2) the cost of renewal is commercially unreasonable or (3) such coverage is not commercially reasonably available;

           (xvi) hire any employees (other than executive employees) other than in connection with filling a vacancy;

           (xvii) sell or otherwise transfer to any third party any list of customers, past customers or prospects; or

           (xviii) enter any Contract to do any of the foregoing.

           (c) As used in this Section 6.1, "ordinary course of business" shall be determined by reference to the practices of the Seller, the WFC Companies and WFNB.

           (d) Anything to the contrary in this Agreement notwithstanding, the covenants of the Seller in this Section 6.1 shall not be deemed to apply to the extent otherwise applicable in respect of any Excluded Assets (other than Contracts that are subject to an arrangement to convey the benefit thereof pursuant to Section 2.2(b)), Excluded Liabilities or the Excluded Businesses.

     6.2 Access. The Seller will afford to the Purchaser and its authorized representatives and agents reasonable access from the date hereof until the Closing, during normal business hours, to its properties, books, records and employees of the Seller, WFNB and the WFC Companies to the extent relating to the Assets or the Business and furnish to the Purchaser such additional financial and operating data and other information as it may reasonably request (including, without limitation, obtaining landlord estoppel certificates) to the extent that such access and disclosure would not violate the terms of any agreement to which the Seller is bound or any applicable Law. The Seller will, at and after the Closing, furnish the Purchaser with such additional financial and operating data and other information about the Assets and the Business as may be reasonably available and necessary or appropriate for the Purchaser to comply with applicable Law and financial reporting requirements.

     6.3 HSR Act Notification; Other Governmental Consents. If required under the HSR Act, the Seller shall cause to be filed as promptly as practicable with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated by this Agreement and the agreements, documents and instruments contemplated herein and any supplemental information that may be reasonably requested in connection therewith, which notification and report form and supplemental information will comply with the requirements of the HSR Act; provided, that the Purchaser shall pay all filing fees in connection therewith. The Seller will make the filings with, and take all reasonable steps to obtain the authorizations, approvals, consents and other actions of, Governmental Authorities described in Schedule 4.3.

     6.4 Reasonable Efforts. The Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 8.1 to be satisfied as soon as practicable after the date hereof. To the extent that any Asset requires the consent of any third

Person for its assignment or any Assumed Liability requires the consent of any third Person for its assumption, in each case as contemplated in this Agreement, the Seller shall use all commercially reasonable efforts to obtain such consents or to cause such other actions to be taken prior to the Closing Date; provided, that the Seller shall not be required to incur out-of-pocket expenses in connection therewith.

     6.5 Accounts and Powers of Attorney; Insurance Matters. (a) Prior to Closing, Seller shall provide Purchaser with a complete and correct description of all banking, safe deposit box and lock-box arrangements with respect to the Business or Assets maintained at such time by any WFC Asset Company or WFNB, maintained at such time by any WFC Stock Company or otherwise used in connection with the Business, all powers of attorney in connection with such arrangements, and the names of all persons authorized to draw thereon or to have access thereto. Except as disclosed to Purchaser in writing prior to Closing, no WFC Company or WFNB will enter into any power of attorney that will survive the Closing.

           (b) Prior to the Closing and, if Section 2.7 and/or 2.8 shall be applicable, any closing effected pursuant thereto, the Seller shall report all known claims for insurance and notices of occurrence for claims-made insurance policies which will no longer be in effect with respect to the WFC Companies and WFNB following the Closing or the closings contemplated by Sections 2.7 and 2.8.

     6.6 Other Confidentiality Agreements. Promptly following the date hereof, WFC Parent shall request each party to a confidentiality agreement entered into in connection with the exploration of an acquisition of the Business or any material portion thereof or the WFC Companies and/or WFNB (collectively, the "Other Confidentiality Agreements") to (i) return to WFC Parent all materials and documents received from WFC Parent, Seller, WFNB or any WFC Company in connection with such exploration or (ii) destroy such materials and documents and certify such destruction to WFC Parent in writing. From and after the Closing, WFC Parent shall, upon the request of Purchaser, use commercially reasonable efforts to enforce any covenants relating to confidentiality and non-solicitation contained in any Other Confidentiality Agreements. To the extent permitted under the Other Confidentiality Agreements, WFC Parent hereby assigns to Purchaser its rights relating to confidentiality and non-solicitation contained in the Other Confidentiality Agreements.

     6.7   Non-Transferability.
           -------------------

           (a) To the extent that any of the Assets is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of any third Person, or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any Law, subject to the provisions of clause (b) below, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof, or an attempted sale, assignment, transfer, delivery or sublease thereof.

           (b) Notwithstanding anything in this Agreement to the contrary, with respect to any Asset referred to in clause (a) hereof, none of Seller, WFNB or any WFC Company shall be obligated to sell, assign, transfer, deliver or sublease to Purchaser (and Purchaser shall not be required to accept) such Asset without first having obtained all necessary consents and waivers with respect to such Asset. Seller shall use all commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain said consents and waivers and to resolve the impediments to the sale, assignment, transfer, delivery or subleases required by this Agreement and to obtain any other consents and waivers and necessary to convey to Purchaser any of the Assets; provided, however, that Seller shall not be obligated to pay any consideration therefor to the party from whom any such consent or waiver is requested in order to obtain any consent or waiver.

           (c) To the extent that the consents or waivers  referred to in clause
     (b) hereof are not obtained by Seller, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, Seller shall use all commercially reasonable efforts, with the costs of Seller related thereto to be promptly reimbursed by Purchaser, to
     (i) provide, at the request of Purchaser, to Purchaser the benefits of any Asset referred to in clause (a) hereof, to the extent related to the Business, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, without incurring any material financial obligation to Purchaser, and (iii) enforce, at the request of and for the account of Purchaser, any rights of Seller arising from any Asset referred to in clause (a) hereof against any third Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. Purchaser shall not be required by this clause (c) to enter into any arrangement that would impose any additional cost, expense or liability upon the Purchaser than if such Assets had been transferred to the Purchaser or that would deprive Purchaser of any benefits or profits arising out of the Asset in question. Nothing in this Section 6.7 shall affect the conditions to Purchaser's obligations set forth in Article VIII.

           (d) To the extent that Purchaser is provided the benefits of any Asset referred to in clause (a) hereof (whether from Seller or otherwise) in accordance with clause (c) hereof, Purchaser shall perform at the direction of Seller and for the benefit of any third Person the obligations of Seller thereunder or in connection therewith; provided that if Purchaser shall fail to perform to the extent required herein, Purchaser shall hold Seller harmless and indemnify it therefor, and in the event of a failure of such indemnity Seller shall cease to be obligated under this Section 6.7 in respect of the Asset which is the subject of such failure to perform.

     6.8   Permit Transfer.

           (a) Except for those Permits that are not transferable by law, Seller, WFNB, and the WFC Companies shall, with the Purchaser's assistance and cooperation, to the extent possible under applicable Law, and unless necessary for the operation of the Excluded Business, cause the issuance or transfer of the Permits to Purchaser upon the Closing Date in form and substance the same as the Permits which were held by Seller, WFNB or any WFC Company; provided, that none of Seller, WFNB or the WFC Companies shall be required to transfer any Permit which it has by virtue of its status as a subsidiary of a manufacturing company and is not transferable to Purchaser under applicable Law. Seller, with Purchaser's assistance and cooperation, shall give and make all required notices and reports to the appropriate Persons with respect to the Permits that may be necessary for the ownership, operation and use of the Assets by Purchaser after the Closing.

           (b) Seller shall assist and cooperate with Purchaser in obtaining the issuance in the name of Purchaser of any Permit that is not transferable, and Seller, WFNB and the WFC Companies, as applicable, shall with
     Purchaser's assistance and cooperation, take all actions reasonably requested by Purchaser to facilitate that issuance, including but not limited to the preparation of any Permit application or necessary documents, whether for signature by Seller or by Purchaser.

           (c) If any Permit to be transferred or issued to Purchaser under clauses (a) or (b) of this Section 6.8 is not transferred or issued to Purchaser on or before the Closing, Seller, WFNB, and the WFC Companies, with the assistance and cooperation of Purchaser, shall take all reasonable necessary steps to implement such transfer or issuance, without delay. Pending any delayed transfer or issuance, Seller, WFNB and the WFC Companies undertake to maintain in force, and authorize Purchaser to operate under and utilize, the Permits in question, to the extent permitted by applicable Law, and provided Purchaser operates in compliance with the Permits, for the period from and after the Closing until such Permits are issued or transferred to Purchaser.

     (d) Nothing in this Section 6.8 shall affect the conditions to Purchaser's obligations set forth in Article VIII.

     6.9 Acquired Unsettled Accounts. To the extent any of the Acquired Unsettled Accounts have not been paid in full by the date that is six months following the Closing Date, the Seller shall pay to Purchaser an amount equal to the extent such Acquired Unsettled Accounts have not been paid in full. Any amounts with respect to the Acquired Unsettled Accounts paid to the Purchaser after such date that is six months following the Closing Date that have been theretofore paid to the Purchaser by the Seller shall be refunded to the Seller.

     6.10 Liabilities and Assets. At or prior to Closing, Seller and WFC Parent shall cause all indebtedness (except the certificate of deposit and short-term debt of WFNB to the Seller), and, to the extent practicable, all other liabilities and obligations of each WFC Stock Company and of WFNB to be removed or otherwise satisfied such that, immediately following the Closing, the WFC Stock Companies and WFNB shall have no liabilities or obligations other than Assumed Liabilities. Prior to the applicable closing, Seller and WFC Parent shall cause the WFC Companies to retain assets held by the WFC Companies which constitute Assets and shall transfer all Excluded Assets to the Seller or Affiliates of the Seller which are not WFC Companies or WFNB.

     6.11 Balance Sheet. WFC and the Parent shall prepare and deliver to Purchaser as promptly as practicable the Balance Sheet of the Business as of September 30, 1997, but in no event later than October 14, 1997.

     6.12 Insurance Rebates. The Purchaser shall pay over to the Seller any insurance rebates received by the Purchaser or any Affiliate thereof with respect to the Business relating to periods prior to the Closing.

     6.13 Post-Signing Delivery. Prior to Closing, Seller shall deliver to Purchaser a true and complete list of all noncorporate borrowers (excluding Consumer Receivables) borrowing at a rate of 15% or more per annum and setting forth in each case the applicable rate and the amount borrowed.

     6.14 Recourse Arrangements. To the extent recourse arrangements for Receivables arising from the international finance group of the Business are in place with the Seller, WFNB or any WFC Company, WFC Parent will continue to honor such arrangements with Purchaser.


                                   ARTICLE VII
                           COVENANTS OF THE PURCHASER

     The Purchaser covenants and agrees with the Seller as follows:

     7.1 HSR Notification; Other Governmental Consents. If required under the HSR Act, the Purchaser will cause to be filed as promptly as practicable with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith, which notification and report form and supplemental information will comply with the requirements of the HSR Act and pay all filing fees in connection with such filing. The Purchaser shall make as promptly as practicable the filings with, and take all commercially reasonable steps to obtain the authorizations, approvals, consents and other actions of, Governmental Authorities described in Schedule 5.3.

     7.2 Reasonable Efforts. The Purchaser shall use all commercially reasonable efforts to cause the conditions set forth in Section 8.2 to be satisfied as soon as practicable, after the date hereof. To the extent that any Asset requires the consent of any third Person for its assignment or any Assumed Liability requires the consent of any third Person for its assumption, in each case as contemplated in this Agreement, the Purchaser shall cooperate with the Seller in attempting to obtain such consents or to cause such other actions to be taken prior to the Closing Date; provided, that the Seller shall not be required to incur out-of-pocket expenses in connection therewith.

     7.3 Parent Guaranties. The Purchaser agrees that it will, effective upon the Closing, use commercially reasonable efforts to cause the release of WFC Parent from any liability under, and assume in writing on terms reasonably satisfactory to WFC Parent, (a) all guaranties by WFC Parent or any of its Affiliates of the indebtedness and other obligations of the Seller which are Assumed Liabilities and (b) all Contracts and Client Contracts under which WFC Parent or any of its Affiliates has agreed to be jointly and severally liable or otherwise liable for any indebtedness or other obligations of the Seller which are Assumed Liabilities.

     7.4 Access; Retention of Records. The Purchaser will, upon prior notice, at and after the Closing, afford promptly to the Seller and its agents reasonable access during normal business hours to the properties, books, records, employees and auditors of the Business, to the extent reasonably available and necessary or appropriate for the Seller to comply with applicable Law and financial reporting requirements. Without limiting the foregoing, the Purchaser shall also cooperate, at Seller's sole cost and expense, with the Seller in connection with claims, suits, actions and proceedings of the types referred to in Section 12.2(a), including making available the personnel of the Purchaser, whether as witnesses or for informational purposes. The Seller will hold all information provided to it pursuant to this Section 7.4 in confidence and will not disclose any such information other than (a) as may be reasonably necessary to determine, exercise or perform its rights or obligations under this Agreement and (b) as required by applicable Law.

     7.5 Confidentiality. The Purchaser reaffirms its obligations under the Confidentiality Agreement.

     7.6 Permits. On or prior to the Closing, the Purchaser shall, at its sole expense, use commercially reasonable efforts to obtain any and all Permits which are necessary for the Purchaser to engage in the Business as conducted by the Seller and the WFC Companies immediately prior to the Closing, other than such Permits, the failure of which to possess, would not impair in any manner the Purchaser's ability to consummate the transactions contemplated herein or to conduct the Business thereafter.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

     8.1 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to proceed with the Closing contemplated hereby are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:

           (a) Compliance; Warranties True. The Seller and WFC Parent shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained herein to be performed or complied with by it on or prior to the Closing Date. The representations and warranties of the Seller and WFC Parent contained herein (giving effect to the preamble to Article IV) shall be (a) accurate, true and correct on and as of the date of this Agreement (except to the extent that they specifically relate to another date, in which case they need only be accurate, true and correct as of such other date), and (b) shall also be accurate, true and correct on and as of the Closing Date (except to the extent that they specifically relate to another date, in which case they shall be accurate, true and correct as of such other date); provided, that for all purposes of this Section 8.1(a), Section 4.8 shall be deemed to read in its entirety as set forth in Exhibit 12.2.

           (b)  Seller  Certificates.   The  Purchaser  shall  have  received  a
     certificate, dated the Closing Date, of the Seller certifying as to the matters specified in Section 8.1(a).

           (c) Legal Opinions. The Purchaser shall have received a legal opinion, dated the Closing Date, from Mayer, Brown & Platt, counsel to the Seller, with respect to the matters covered in (i) Section 4.2 and (ii) clause (a) of Section 4.3 with respect to Seller, WFC Parent and WFNB. The Purchaser shall have received a legal opinion, dated the Closing Date, from the Assistant General Counsel of WFC Parent with respect to (i) the first three sentences of Section 4.1 as they relate to the Domestic WFC Companies; (ii) clause (a) of Section 4.3 with respect to the WFC Companies which are incorporated or organized in a state of the United States (the "Domestic WFC Companies"); (iii) clauses (b) and (c) of Section 4.3 to such Assistant General Counsel's knowledge; and (iv) the first three sentences and the fifth sentence of Section 4.7 with respect to Domestic WFC Companies.

           (d) HSR Act. The waiting period under the HSR Act relating to the transactions contemplated hereby, if applicable, shall have expired or been terminated.

           (e) Governmental Consents, Approvals, etc. There shall have been received all of the required material (on a country-by-country basis)
     consents, authorizations and approvals from Governmental Authorities, including all consents, authorizations and approvals of anti-competition, acquisition or similar authorities and consents, authorizations and approvals which are necessary for the Purchaser or its Affiliates to own or operate the Business in each jurisdiction where it is currently operated and the OCC Approval.

           (f) Related Agreements. The Seller and, where applicable, its Affiliates shall have executed and delivered the Transfer Instruments, the Shared Facilities and Transition Services Agreement and the Trademark License Agreement. The WFC Parent and the Purchaser shall have entered into the Strategic Alliance Services Agreement, dated as of the Closing Date.

           (g) Material Adverse Change. There shall not have occurred since June 30, 1997 any event or circumstance that has or may reasonably be expected to have a Material Adverse Effect.

           (h) Resolutions and Related Documents. The Purchaser shall have received (i) a certified copy of the Seller's Certificate of Incorporation, as amended to date; (ii) certified Bylaws of the Seller, as amended to date; (iii) a certified copy of resolutions of the Board of Directors of the Seller and WFC Parent, or a duly authorized committee thereof, giving any necessary approval or authorization with respect to this Agreement; and
     (iv) an incumbency certificate as to officers of the Seller executing documents on behalf of the Seller and WFC Parent.

           (i) No Orders. The consummation of the transactions contemplated hereby shall not violate any order or decree of any Governmental Authority having competent jurisdiction entered after the date hereof or any law or regulation applicable to the Seller or the Purchaser and no suit or action by any Governmental Authority shall have been instituted that questions the validity or legality of the transactions contemplated hereby. No Governmental Authority having jurisdiction over the Seller or the Purchaser or any of their respective Affiliates shall have communicated any concern, formally or informally, in writing or orally, with respect to the transactions contemplated hereunder, which is reasonably likely to make consummation of such transactions unfeasible or materially burdensome for the Seller or the Purchaser or any of their respective Affiliates.

           (j) The Seller shall have received the consents to the consummation of the transactions contemplated hereby set forth on Schedule 8.1(j).

     8.2 Conditions to the Obligations of the Seller. The obligations of the Seller to proceed with the Closing contemplated hereby are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:

           (a) Compliance; Warranties True. The Purchaser shall have performed and complied in all material respects with each of its covenants, obligations and agreements contained herein to be performed or complied with by it on or prior to the Closing Date. The representations and warranties of the Purchaser contained herein shall be (a) accurate, true and correct on and as of the date of this Agreement (except to the extent that they specifically relate to another date, in which case they shall be accurate, true and correct as of such other date), and (b) shall also be accurate, true and correct on and as of the Closing Date (except to the extent that they specifically relate to another date, in which case they shall be accurate, true and correct as of such other date).

           (b) Purchaser's Certificate. The Seller shall have received a certificate, dated the Closing Date, of the Purchaser certifying as to the matters specified in Section 8.2(a).

           (c) Legal Opinion. The Seller shall have received an opinion, dated the Closing Date, from Wachtell, Lipton, Rosen & Katz, counsel to the Purchaser, with respect to the matters covered in Section 5.1, Section 5.2 and clause (a) of Section 5.3.

           (d) HSR Act. The waiting period under the HSR Act relating to the transactions contemplated hereby, if applicable, shall have expired or been terminated.

           (e) Related Instruments. The Purchaser shall have executed and delivered the Transfer Instruments, the Shared Facilities and Transition Services Agreement, the Trademark License Agreement and the Strategic Alliance Services Agreement, dated as of the date hereof, between the WFC Parent and the Purchaser.

           (f) No Orders. The consummation by the Seller of the transactions contemplated hereby shall not violate any order or decree of any Governmental Authority having competent jurisdiction entered after the date hereof or any law or regulation applicable to the Seller and no suit or action by any Governmental Authority shall have been instituted that questions the validity or legality of the transactions contemplated hereby. No Governmental Authority having jurisdiction over the Seller or Purchaser or any of their respective Affiliates shall have communicated any concern, formally or informally, in writing or orally, with respect to the transactions contemplated hereunder, which is reasonably likely to make consummation of such transactions unfeasible or materially burdensome for the Seller or the Purchaser or any of their respective Affiliates.

           (g) Resolutions and Related Documents. The Seller shall have received
     (i) certified Articles of Incorporation of the Purchaser, as amended to date; (ii) certified Bylaws of the Purchaser, as amended to date; (iii) a certified copy of the resolutions of the Board of Directors of the Purchaser or a duly authorized committee thereof, giving any necessary approval or authorization with respect to this Agreement; and (iv) an incumbency certificate as to officers of the Purchaser executing documents on behalf of the Purchaser.

           (h) Other Closing Transactions. Subject to Sections 2.7 and 2.8 hereof, the Purchaser shall have paid the Closing Payment in accordance with Section 2.6.


                                   ARTICLE IX
                             NONCOMPETITION COVENANT

     9.1   Noncompetition Covenant.
           -----------------------

           (a) The Seller agrees that for a period equal to the term of the Strategic Alliance Agreement neither the Seller, WFC Parent nor any of WFC Parent's majority-owned Subsidiaries shall engage in any Competitive Activity in the Territory. "Competitive Activity" means: (i) providing floor plan financing and display programs to manufacturers, retailers, distributors and dealers; (ii) providing revolving charge, private label credit cards and retail installment contract purchase programs to consumers; or (iii) providing factoring, receivable management and inventory and display financing services, it being understood that such services are not intended to encompass the management of the in-house credit function of any of WFC Parent and its Subsidiaries, including the provision or management of WFC Parent and its Subsidiaries open accounts to retailers, distributors or dealers purchasing the products of WFC Parent and its Subsidiaries.

           (b) Notwithstanding the foregoing, "Competitive Activity" does not include (i) the sale by WFC Parent and its Subsidiaries of its products to retailers, distributors and dealers on open account terms; (ii) the ownership, operation, servicing or sale of any or all of the Excluded Assets, Excluded Accounts, Excluded Receivables and Excluded Businesses, regardless of where conducted; (iii) any operations in Asia, including the provision of floorplan financing and display programs, the provision of revolving charge, private label credit cards and installment contract programs and the provision of factoring, receivable management and inventory and display financing services; (iv) acquiring or investing in (including through a joint venture or similar arrangement) any theretofore unrelated Person (including its other subsidiaries or Affiliates), or business thereof, that is engaged in a Competitive Activity if not more than 20% of such Person's or such business' average net earnings or average net revenues over the prior three years (in each case excluding businesses that were sold or discontinued) on a consolidated or combined basis arises from such Competitive Activity; (v) acquiring or investing in (including through a joint venture or similar arrangement) any theretofore unrelated Person (including its other subsidiaries or Affiliates), or business thereof, that is engaged in a Competitive Activity if more than 20% and less than 50% of such Person's or such business' average net earnings or average net revenues over the prior three years (in each case excluding businesses that were sold or discontinued) on a consolidated or combined basis arises from such Competitive Activity so long as WFC Parent or its Subsidiary, as applicable, agrees to hold such Person or business separate and apart from its other businesses and those of its affiliates (with no integration of businesses, operations or personnel) and to offer Purchaser the opportunity to purchase such Person or business and, if Purchaser declines such opportunity, to dispose of such Person or business as soon as reasonably practicable and in any case within eighteen months of the date of such acquisition or investment on terms no more favorable to WFC Parent or its Subsidiary than those offered to Purchaser; (vi) engaging in any business engaged in by WFC Parent or its Subsidiaries (other than WFNB, Seller or the WFC Companies) on the date of this Agreement; and (vii) owning securities of up to five percent (5%) of the total shares of all classes of voting securities outstanding of any entity having securities listed on a national securities exchange or NASDAQ.

           (c) Notwithstanding anything contained herein, the provisions of this
     Article IX shall not apply to the Seller, WFC Parent or any Subsidiary of WFC Parent with respect to any portion of the Business or to any Assets which have not been subject to closing provided for in Article II until such closing has occurred.

     "Territory" means any locality, state or territory in the United States and Mexico and any locality, state, territory or country in Europe.

     9.2 Scope. The parties understand and agree that the scope of the covenants contained in this Article IX, as to activities, time and area covered, are necessary and are intended to protect the interests of the Purchaser in the Business and the Assets while protecting the interest of the Seller and its Affiliates in the continuing business of the Seller and its Affiliates. It is the parties' intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by applicable Law.

     9.3 Remedy for Breach. The parties agree that, in the event of a breach or threatened breach of the Seller's covenants in Section 9.1, the damage to the value of the Assets will be irreparable and extremely difficult to estimate, making any relief under Article XII inadequate. Accordingly, the parties agree that the Purchaser shall be entitled to injunctive relief against the Seller (or applicable Affiliate thereof), upon making an adequate showing of a breach or threatened breach of any of such covenants by the Seller or by the Purchaser (or applicable Affiliate thereof), respectively, in addition to any other relief available under Article XII of this Agreement.

                                    ARTICLE X
                          EMPLOYEES; EMPLOYEE BENEFITS

     10.1 Offer of Employment. Schedule 10.1(a) contains a list of all employees of the Seller, WFC Parent, WFC Companies and their Affiliates who were actively performing services in connection with the Business as of August 31, 1997.
Schedule 10.1(b) contains a list of all employees of the Seller, WFC Parent, WFC Companies and their Affiliates who would have been actively performing services in connection with the Business as of August 31, 1997 but for the fact that they were on short term disability leave pursuant to the short term disability plan of the Seller, WFC Parent, WFC Companies or their Affiliates. Schedule 10.1(a) shall be updated by the Seller immediately prior to the Closing Date (and, if Section 2.8 shall be applicable immediately prior to each closing provided for thereunder) (a "Subsequent Closing Date") to reflect new employees of the Seller, WFC Parent, WFC Companies and their Affiliates hired after such date in the normal course who performed services in connection with the Business, and employees who recover from short term disability and return to active employment by said Closing Date (and any Subsequent Closing Date), and to remove any individual who becomes entitled to short term disability benefits under any Benefit Plan after August 31, 1997. Schedule 10.1(b) shall be updated by the Seller immediately prior to the Closing Date (and any Subsequent Closing Date) to add employees who were previously listed on Schedule 10.1(a) who suffer a short term disability prior to the Closing Date (or any Subsequent Closing Date) and to delete employees who recover from a short term disability prior to the Closing Date (or a Subsequent Closing Date). On the Closing Date and on any Subsequent Closing Date, as applicable, the Purchaser shall offer employment to all persons on Schedule 10.1(a) other than WFNB employees who were employees of the Seller, WFC Parent, WFC Companies or their Affiliates on the day immediately preceding the Closing Date or such Subsequent Closing Date, at which the portion of the Business in which such person was primarily engaged is to be acquired by the Purchaser. In addition, the Purchaser shall offer employment, as of the date Purchaser confirms in accordance with Purchaser's standard personnel policies that each such person has recovered from said disability, to those persons listed on Schedule 10.1(b) who recover from their short term disability on or before six months after the relevant Closing Date or Subsequent Closing Date. Persons who are offered employment by the Purchaser pursuant to the immediately preceding two sentences hereto shall be referred to hereto as the "Employees." The offer of employment shall be at substantially the same compensation and upon the same terms and conditions as those under which they were employed by the Seller, WFC Parent, WFC Companies or their Affiliates, as applicable; except that Employees who are hired by Purchaser and WFNB employees ("Transferred Employees") shall generally be eligible to participate in the Purchaser's employee benefit plans available to Purchaser's similarly situated employees on such terms and conditions as are customarily employed by Purchaser. The Purchaser shall pay any Transferred Employee (except any Transferred Employee who has entered into a written employment agreement with WFC Parent, WFC Companies or their Affiliates and is designated as a "senior manager" on
Schedule 10.1(a) or Schedule 10.1(b)) whose employment is terminated on or before the first anniversary of the Closing Date severance pay in cash in an amount equal to 0.28% of such Employee's annual base salary as of the date of termination of employment multiplied by the number of full months of such Employee's service with Seller, WFC Parent, WFC Companies or their Affiliates, as applicable. Any other obligations and liabilities with respect to severance pay, however incurred, whether by contract, law or otherwise, shall be the sole responsibility of the Seller.

           The parties agree that any WARN liability (including the duty to issue WARN notices) and any liability under similar foreign or state Laws, including the Michigan employee-owned corporation act, which is attributable to terminations of employees of the Seller, WFC Parent, WFC Companies or their Affiliates before the Closing Date or the relevant Subsequent Closing Date, as applicable, is the responsibility of the Seller, WFC Parent, WFC Companies or their Affiliates in connection with the Business or the transaction contemplated by the Agreement and that any WARN liability (including the duty to issue WARN notices) and any liability under similar foreign or state Laws, including the Michigan employee-owned corporation act, which is attributable to terminations of employment on or after the Closing Date or the relevant Subsequent Closing Date, as applicable, is the responsibility of the Purchaser. The Purchaser covenants and agrees to honor any reinstatement rights of the Employees under any federal, foreign and state law.

     10.2 Service Crediting. Effective as of the Closing Date or the relevant Subsequent Closing Date, as applicable, the Purchaser will count the service of each Transferred Employee with Seller, WFC Parent, WFC Companies and their Affiliates under Purchaser's vacation policy and welfare benefit Plans applicable to such Transferred Employee. On or prior to the Closing Date or the relevant Subsequent Closing Date, as applicable, Seller shall pay each Transferred Employee, in cash, the full amount of his or her accrued vacation under all plans or policies of Seller, WFC Parent, WFC Companies and its Affiliates. In addition, such service shall be counted by Purchaser in terminations determining each Transferred Employee's eligibility to participate in, and each such Transferred Employee's vested percentage in, each of Purchaser's employee benefit plans (as defined in Section 3(3) of ERISA) applicable to such Transferred Employee.

     10.3 401(k) Plan. Immediately following the retirement or other termination of employment with Purchaser and all of its Affiliates of each Transferred Employee, Purchaser shall notify the sponsor of the Whirlpool 401(k) Trust in writing of such fact in order to enable the Whirlpool 401(k) Trust to make distribution to such Transferred Employee. In addition, Purchaser shall use its reasonable best efforts to facilitate the transmission to each such Transferred Employee of information about the Whirlpool 401(k) Trust and the Whirlpool 401(k) Plan including but not limited to the transmission of summary plan descriptions, summaries of material modification, and summary annual reports.

     10.4 Medical, Dental and Life Insurance Programs. Transferred Employees shall generally be eligible to participate in the Purchaser's medical, dental and life insurance programs available to Purchaser's similarly situated employees on such terms and conditions as are customarily employed by Purchaser. Seller and WFC Parent shall retain or assume all liabilities for active and retiree medical, dental and life insurance benefits for all disabled, former or retired employees of Seller, WFC Companies or WFC Parent, including all Employees who are not Transferred Employees. With respect to Transferred Employees (i) Purchaser and its medical, dental and life insurance programs will be liable only for claims covered under the terms of Purchaser's plans that are incurred after the Closing Date or the relevant Subsequent Closing Date, as applicable, (ii) Purchaser's medical plan shall take into account expenses incurred by Transferred Employees during the plan year in which the Closing Date or the relevant Subsequent Closing Date, as applicable, occurs, for purposes of determining deductibles and out-of-pocket limits under Purchaser's medical plan for the remainder of the plan year under Purchaser's medical plan, and (iii) Purchaser and its medical plan shall waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees that were not satisfied as of the close of business on the date preceding the Closing Date or the relevant Subsequent Closing Date, as applicable. Purchaser shall have no liability for any continuation coverage under Part 6 of Title I of ERISA or under Code Section 4980B under any Benefit Plan maintained by Seller or an ERISA Affiliate. All such liabilities shall be Seller's exclusively.

     10.5 Long Term and Short Term Disability Programs. Transferred Employees shall generally be eligible to participate in the Purchaser's long term and short term disability programs available to Purchaser's similarly situated employees on such terms and conditions as are customarily employed by Purchaser. Seller and WFC Parent shall retain all liabilities for long term and short term disability benefits for all former, disabled or retired employees of Seller, WFC Parent and WFC Companies, including all Employees who are not Transferred Employees. With respect to Transferred Employees, Purchaser and its long and short term disability programs will be liable only for claims covered under the terms of Purchaser's plans that are incurred after the Closing Date or the relevant Subsequent Closing Date, as applicable.

     10.6 Educational Assistance Programs. Transferred Employees shall generally be eligible to participate in the Purchaser's educational assistance program for similarly situated employees on such terms and conditions as are customarily employed by Purchaser. Purchaser's educational assistance programs will only be liable for claims covered under the terms of Purchaser's plans that are incurred after the Closing Date or the relevant Subsequent Closing Date, as applicable.

     10.7 Amendment or Termination Plans. Nothing in this Article X shall be construed to limit or restrict the Purchaser, Purchaser's Parent or any of the Purchaser's Affiliates in any way from amending or terminating any employee benefit or compensation plan program or arrangement that it maintains or to which it contributes, except to the extent that such amendment or termination would cause the Purchaser to violate any of the obligations imposed upon it under this Article X.

     10.8 Bonuses. Seller shall pay all bonuses owed to employees of the Business with respect to which there shall be an accrual on the books of Seller, such payments to be made in accordance with the Seller's customary policies and practices.



                                   ARTICLE XI
                                   TERMINATION

     11.1 Grounds for Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing:

           (a) by the mutual written agreement of the Seller and the Purchaser;

           (b) by the Seller or by the Purchaser if the Closing  contemplated by
     Section 2.6 shall not have been consummated on or before January 31, 1998, or such other date, if any, as the Seller and the Purchaser shall agree to in writing (the "Termination Date"), provided, however, that a party shall not have the right to so terminate this Agreement if the failure of the purchase and sale to have occurred shall be due to a breach by such party (or an Affiliate of such party) of any of its agreements or covenants contained herein required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

           (c) by the Seller or the Purchaser, respectively, in the event of a material breach by the other parties, of any representation, warranty, covenant or agreement contained herein, material to the overall transaction contemplated hereby, which is not cured or cannot be cured within thirty
     (30) days after written notice of such proposed termination has been delivered to the breaching party.

Any party desiring to terminate this Agreement pursuant to any of the foregoing clauses (b) and (c) shall give notice of such proposed termination to the other parties.

     11.2  Effect of Termination.
           ---------------------

           (a) If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of any party (or any shareholder, Affiliate, director, officer, employee, agent, consultant or representative of such party) to the other party; (a) provided, that if such termination shall result from a willful breach by a party of its representations, warranties, agreements or covenants set forth in this Agreement, such party which has so willfully breached shall be fully liable for, subject to any applicable limitations in Article XII, any and all Losses sustained or incurred by the other party as a result of such breach. Notwithstanding anything in this Section 11.2 or any other provision in this Agreement to the contrary, neither the Purchaser nor the Seller shall have any liability to the other if the transactions contemplated hereunder are not consummated by virtue of the failure to obtain any approval, consent or other clearance from any Governmental Authority required by either of them to be obtained by it in order to consummate the transactions contemplated hereunder, except if such failure is caused by a willful breach by such party of its representations, warranties, agreements or covenants hereunder, in which case the proviso of the immediately preceding sentence shall apply. Article XII and Sections 14.3, 14.8, 14.13, 14.14 and
     14.15 shall survive any termination of this Agreement.

           (b) If the Seller terminates this Agreement pursuant to Section 11.1(c), then, in addition to the retention of the $500,000 specified in the following sentence, the Purchaser shall pay the Seller the amount of $10 million as liquidated damages and not as a penalty. The Seller shall retain the $500,000 paid by Purchaser or an Affiliate thereof prior to the date hereof, plus accrued interest thereon, as partial payment of the liquidated damages provided for in the preceding sentence. Recovery of such liquidated damages shall be the sole and exclusive remedy of the Seller against the Purchaser, the Purchaser's Parent and any Affiliate thereof. The Seller shall be entitled to recover such liquidated damages regardless of the amount of damages actually incurred, the parties agreeing that actual damages would be difficult to determine and that the amount set forth herein is a fair and equitable amount to compensate the Seller.

                                   ARTICLE XII
               EXTENT AND SURVIVAL OF REPRESENTATIONS,WARRANTIES,
                    COVENANTS AND AGREEMENTS; INDEMNIFICATION

     12.1  Survival; Remedy for Breach.
           ---------------------------

           (a) The representations and warranties contained in this Agreement or in any agreement, certificate or other document delivered at the Closing (collectively, the "Closing Documents") shall survive the Closing until the first anniversary of the Closing Date, at which time they shall expire, except that the representations and warranties set forth in Sections 4.2, 4.6(a), 4.11 and 5.2 shall survive the Closing and not expire until the expiration of the applicable statutes of limitation. No claim regarding a breach of any such representation or warranty shall be made for the first time after the date such representation or warranty expires. The agreements and covenants of the parties contained in this Agreement or in any Closing Document shall survive the Closing).
           (b) Except as provided otherwise in Articles VII, IX and XI, the sole and exclusive monetary remedy of the Purchaser and the Seller for any breach of any covenant or agreement, or any inaccuracy or other breach of any representation or warranty, contained in this Agreement or any Closing Document (but excluding the Shared Facilities and Transition Services Agreement, the Trademark License Agreement and the Strategic Alliance Services Agreement) shall be the indemnities contained in Sections 12.2 and 12.3, respectively.

     12.2  Indemnification by the Seller.
           -----------------------------

           (a) Subject to Sections 12.1, 12.2(b) and 12.2(c), the Seller hereby agrees to indemnify and defend the Purchaser, its Affiliates, officers, directors, employees, agents, successors and assigns and related entities against, and agrees to hold the Purchaser, its Affiliates, officers, directors, employees, agents, successors and assigns and related entities harmless from, any Losses incurred or suffered by them arising out of:

                  (i) any inaccuracy or other breach of any representation or warranty made by the Seller or WFC Parent in this Agreement or any Closing Document;

                  (ii) any breach of any covenant or agreement to be performed by the Seller pursuant to this Agreement or any Closing Document;

                  (iii) the Excluded Liabilities, the Excluded Assets and the Excluded Business and any legal, administrative or arbitration proceeding, suit or action of any nature with respect thereto (including, without limitation, with respect to reaffirmation agreements relating to bankruptcy, insolvency and debtor relief laws);

                  (iv) the fees of Goldman, Sachs & Co. owed by the Seller as a result of the transactions contemplated hereunder; and

                  (v) the waiver set forth in Section 14.3 hereof.

           (b) The liability of the Seller to provide indemnification pursuant to Section 12.2 shall be limited as follows:

                  (i) the aggregate of all Losses for breaches of Section 4.8 shall be reduced by the specific reserves related to the accounts covered thereby which are set forth on the Closing Balance Sheet, to the extent applicable;

                  (ii) the Seller shall not be liable with respect to any matter referred to in Section 12.2(a)(i), except to the extent that the aggregate Losses (after giving effect to clause (i) above, to the extent applicable) exceed $1 million and, in such event, only for aggregate Losses in excess of such $1 million. The Seller's aggregate liability under Section 12.2(a)(i) shall not exceed $150 million;

                  (iii) notwithstanding anything to the contrary in this Section 12.2(b), the limits on liability set forth in this Section 12.2(b) shall not apply to any payments required to be made under Section 3.3.

           (c) The amount for which the Seller shall be liable in respect of any Loss pursuant to Section 12.2(a) shall be reduced to the extent that the Purchaser or any Affiliate thereof shall realize:

                  (i) any net Tax benefit arising from the Loss; and (ii) any net proceeds recovered from insurers or other third parties with respect to such Loss. If the Purchaser shall have received or shall have had paid on its behalf an indemnity payment in respect of a Loss and shall subsequently receive directly or indirectly such proceeds, then the Purchaser shall promptly pay to the Seller, the net amount of such proceeds or, if less, the amount of such indemnity payment. The Purchaser shall promptly recover insurance proceeds or net Tax benefits that may be due to the Purchaser. If a net Tax benefit is realized through a reduction of Taxes or a credit against Taxes due, such benefit shall be considered realized upon the earlier of the filing date or the due date of the Tax return or report on which such reduction or credit is reflected or upon the due date of the payment against which such credit is offset. If a net Tax benefit is realized by the receipt of a refund of Taxes, such benefit shall be considered realized upon the date such refund is received. Such net Tax benefit shall be calculated by taking into account the effect of any event giving rise to a Loss and the effect of any payment pursuant to this
           Section 12.2.

           (d) For purposes of determining if an Indemnified Party is entitled to indemnification hereunder and the amount thereof, (i) all representations and warranties contained herein shall be considered without reference to materiality, material adverse effect or knowledge qualifiers and (ii) Section 4.8 shall be deemed to read in its entirety as set forth in Exhibit 12.2.

     12.3  Indemnification by the Purchaser.
           --------------------------------

           (a) Subject to Sections 12.1 and 12.3(b), the Purchaser hereby agrees to indemnify and defend the Seller and its Affiliates against, and agrees to hold it and them harmless from, any Losses incurred or suffered by it arising out of:

                  (i) any inaccuracy or other breach of any representation or warranty made by the Purchaser in this Agreement or any of the Closing Documents;

                  (ii) any breach of any covenant or agreement to be performed by the Purchaser pursuant to this Agreement or any Closing Document;

                  (iii)  any Assumed Liability;

                  (iv) any liability or obligation arising with respect to an arrangement requested by the Purchaser to provide the Purchaser the benefits under a Contract or Client Contract pursuant to Section 2.2(b);

                  (v) any liability or obligation arising from the operation of the Business or the Assets by the Purchaser (or any of its Affiliates, or their respective successors or assigns) after the Closing;

                  (vi) the claims of any Employees arising out of the Purchaser's failure to offer employment as required in Section 10.1, and if such offer is subsequently accepted, failure to hire, that person or persons; and

                  (vii) any liability or obligation assumed by the Purchaser pursuant to Article X.

           (b) The Purchaser shall not be liable with respect to any matter referred to in Section 12.3(a)(i), except to the extent that the aggregate Losses exceed $1 million and, in such event, only for aggregate Losses in excess of such $1 million. The Purchaser's aggregate liability under
     Section 12.3(a)(i) shall not exceed $150 million.

           (c) The amount for which the Purchaser shall be liable in respect of any Loss pursuant to Section 12.3(a) shall be reduced to the extent that the Seller or any Affiliate thereof shall realize: (i) any net Tax benefit arising from the Loss, and (ii) any net proceeds recovered from insurers or other third parties with respect to such Loss. If the Seller shall have received or shall have had paid on its behalf an indemnity payment in respect of a Loss and shall subsequently receive directly or indirectly such proceeds, then the Seller shall promptly pay to the Purchaser, as applicable, the net amount of such proceeds or, if less, the amount of such indemnity payment. The Seller shall promptly recover insurance proceeds or net Tax benefits that may be due to the Seller. If a net Tax benefit is realized through a reduction of Taxes or a credit against Taxes due, such benefit shall be considered realized upon the earlier of the filing date or the due date of the Tax return or report on which such reduction or credit is reflected or upon the due date of the payment against which such credit is offset. If a net Tax benefit is realized by the receipt of a refund of Taxes, such benefit shall be considered realized upon the date such refund is received. Such net Tax benefit shall be calculated by taking into account the effect of any event giving rise to a Loss and the effect of any payment pursuant to this Section 12.3.

     12.4  Procedures Governing Indemnification.
           ------------------------------------

           (a) Except as provided in Sections 12.4(b) and 12.4(e), as soon as is reasonably practicable after becoming aware of a claim for indemnification under this Article XII and of any actual or reasonably likely Loss in connection therewith, the party hereto seeking such indemnification (an "Indemnified Person") shall promptly give notice to the party hereto against whom such indemnification is sought (the "Indemnifying Person") of such claim and, if known, the amount of the Loss the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person (together with such information, if available, as may be necessary for the Indemnifying Person to determine that the limitations contained in Section 12.2(b), as applicable, have been satisfied or do not apply). The failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations with respect to such claim for indemnification except to the extent (if any) that the Indemnifying Person shall have been materially prejudiced thereby.

           (b) This Section 12.4(b) shall apply if a Person not a party hereto (or an Affiliate of such party) shall assert any claim, or commence any suit, action or proceeding against an Indemnified Person in respect of which indemnity may be sought under this Article XII. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of such claim, or the commencement of any such suit, action or proceeding (together with such information, if available, as may be necessary for the Indemnifying Person to determine that the limitations contained in Section 12.2(b) have been satisfied or do not apply). The failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person shall have been materially prejudiced thereby. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such claim, suit, action or proceeding; and (ii) within 15 business days of receipt of such notice and upon notice to the Indemnified Person, assume the defense thereof; provided, however, that the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a material conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall, subject to the limitations contained in Section 12.2, pay the reasonable fees and disbursements of such separate counsel.

           (c) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 12.4(b) being defended by such Person shall be binding upon the other Person, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing, (i) no obligation, restriction or expense shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent; and (ii) the Indemnified Person will give the Indemnifying Person at least thirty (30) days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of such claim, suit, action or proceeding (subject to any limitations on the Indemnifying Person's
     obligation  to  indemnify  the   Indemnified   Person  set  forth  in  this
     Agreement).

           (d) In the event that the Indemnifying Person, after written notice thereof, does not elect to assume the defense of any claim, suit, action or proceeding of the type referred to in Section 12.4(b), then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding, or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

           (e) With respect to any claim, suit, action or proceeding of the type referred to in Section 12.4(b), and whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, the Indemnifying Person shall cooperate with the Indemnified Person, including, as may be reasonably requested by the Indemnifying Person, making available all relevant records and files with respect to any such claim, suit, action or proceeding, providing access to counsel of the Indemnified Person, if applicable, and making available the personnel of such Indemnified Person, whether as witnesses or for informational purposes; provided, that (i) such access shall only take place in the presence of a representative of the Indemnified Party, (ii) the Indemnified Party shall not be required to disclose any information with respect to itself or any of its Affiliates and shall not be required to participate in the defense of any claim to be indemnified hereunder unless otherwise required or reasonably necessary to the defense of any claim to be indemnified hereunder and (iii) the Indemnifying Party shall keep any information of which it has come into possession confidential and not use such information except in connection with indemnification hereunder.

                                  ARTICLE XIII
                               DISPUTE RESOLUTION

     13.1 General. Except as set forth in Sections 3.2 and 11.2(b), the procedures for arbitration set forth in this Article XIII will be the sole remedies of the parties under this Agreement. In the event any dispute arises in connection with this Agreement or the services provided hereunder, the parties agree to use all commercially reasonable efforts to settle such dispute by consulting and negotiating with each other, in good faith and understanding of their mutual interest, to reach an equitable solution satisfactory to both parties. In the event the parties are unable to resolve a dispute, either party may request in writing that the dispute be referred to senior executives. If such two senior executives of each party cannot resolve the dispute within 15 days of the matter being referred to them, the disputes or differences shall be finally settled by arbitration in accordance with the provisions of this Article XIII.

     13.2 Procedures Governing Dispute Resolution. (a) Subject to Section 13.1, Any party may demand that any unresolved dispute hereunder be resolved by binding arbitration. Notice of the demand for arbitration by one party shall be given in writing to the other party to this Agreement. Upon such demand, the dispute will be decided by arbitrators in accordance with the rules set forth in this Section 13.2.

           (b) A notice of demand for arbitration by one party given as set forth in Section 13.2(a) shall include the appointment of an arbitrator named therein. Within 30 days after such notice of demand for arbitration is given, the party to which such notice is given shall similarly appoint an arbitrator by giving written notice to the initiating party. If such party fails to appoint an arbitrator within such time period, the initiating party may apply to any court having jurisdiction over the parties and the controversy to compel arbitration, and such court shall be empowered to select the failing party's arbitrator.

           (c) The two arbitrators appointed in accordance with Section 13.2(b) shall, within thirty (30) days after the appointment of the later of them to be appointed, select a third arbitrator who shall act as chairman of the arbitration panel. In the event that the arbitrators so appointed do not, within thirty (30) days after the appointment of the later of them to be appointed, agree on the selection of a third arbitrator, either party may apply to any court having jurisdiction over the parties and the controversy to select the third arbitrator. The arbitration panel shall set a time for the hearing of the dispute which shall not be later than sixty (60) days after the date of appointment of the third arbitrator, and the final decision of the arbitrators shall be rendered in writing to the parties not later than sixty (60) days after the last hearing date, unless otherwise agreed by the parties in writing.

           (d) The place of any arbitration hereunder shall be Chicago, Illinois, or at such other place as agreed to by the parties.

           (e) Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association ("AAA") then prevailing, and the decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in any court having jurisdiction over the parties. Compliance with the provisions of this Agreement concerning arbitration of disputes is a condition precedent to the commencement of any suit, action or proceeding in any federal, state or local court with respect to any controversy or dispute under this Agreement, except a suit, action or proceeding which challenges the validity of any provision of this Agreement.

           (f) Any party may send out requests to compel document production from the other party. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties or, failing such agreement, will be referred to the arbitration panel for resolution. All discovery requests shall be subject to the proprietary rights and rights of privilege of the parties, and the arbitrators shall adopt procedures to protect such rights. Except where contrary to the provisions set forth in this Agreement, the rules of the AAA for commercial arbitration shall be applied to all matters of procedure, including discovery; provided, however, that the arbitration shall not be conducted under the auspices of the AAA and the fee schedule of the AAA shall not apply. The arbitrators may obtain independent legal counsel to aid in their resolution of legal questions presented in the course of arbitration, to the extent they consider that such counsel is absolutely necessary to a fair resolution of the dispute, and to the extent that it is economical to do so considering financial consequences of the dispute. The arbitrators shall be limited to interpreting or construing the applicable provisions of this Agreement, and shall have no authority or power to alter, amend, modify, revoke or suspend any condition or provision of this Agreement; it being understood, however, that the arbitrators shall have full authority to implement the provisions of this Agreement, including provisions requiring further agreement of the parties hereunder, and to fashion appropriate remedies for breaches of this Agreement, provided that the arbitrators shall not have any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions.

           (g) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitration panel may hear and determine the controversy upon evidence produced by the appearing party.

           (h) The arbitration costs will be borne one-half by the Seller and one-half by the Purchaser, except that each party will be responsible for its own expenses and the costs of witnesses selected by such party.

     13.3 Continuation of Commitments; Specific Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article XIII. In addition, each party shall be entitled to obtain specific performance of the obligations of the other parties hereunder.

                                   ARTICLE XIV
                                  MISCELLANEOUS

     14.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered, if delivered personally,
(b) when sent and receipt is confirmed,  if sent by facsimile  transmission  and
(a) five (5) Business Days after mailing, if mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (or such other addresses as they may hereafter specify by a notice complying herewith):

           (a)    If to the Seller, to:

                  Whirlpool Corporation
                  2000 M 63 North
                  Benton Harbor, Michigan  49022
                  Attention:  General Counsel
                  Facsimile No.:  (616) 923-3722

                  with a copy to:

                  Mayer, Brown & Platt
                  190 South LaSalle Street
                  Chicago, Illinois  60603
                  Attention:  John R. Sagan
                  Facsimile No.:  (312) 701-7711

           (b) If to the Purchaser, to:

                  Transamerica Corporation
                  600 Montgomery Street
                  San Francisco, California  94111
                  Attention:  Richard H. Fearon
                  Facsimile No.:  (415) 983-4165

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention:  Daniel A. Neff
                  Facsimile No.:  (212) 403-2000

     14.2 Expenses. Except as otherwise specifically provided in this Agreement, including Section 14.10, all legal and other costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party that incurred such costs and expenses.

     14.3 Bulk Sales. The parties hereby waive compliance with the requirements of: (a) all applicable state Tax laws that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business, and (b) any bulk transfer laws (such as Article 6 of the Uniform Commercial Code as enacted in any state).

     14.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement, any agreement, document or instrument contemplated herein nor any right or obligation hereunder or thereunder may be assigned by any party without the consent of the other; provided, however that any party may, without the consent of the other, assign this Agreement, any agreement, document or instrument contemplated herein or any right or obligation hereunder or thereunder to (i) one or more of its wholly-owned, direct or indirect subsidiaries or (ii) one or more of its direct or indirect parent entities. Notwithstanding the foregoing, no party shall have the right to assign any right or obligation under this Agreement or any agreement, document or instrument contemplated herein if such assignment may reasonably be expected to result in
(a) any material increase in the obligations of the other party under this Agreement or any agreement, document or instrument contemplated herein, or (b) the failure of the Closing to occur or a delay in the occurrence of the Closing.

     14.5 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, however that those Persons expressly set forth in Section 12.2 are intended beneficiaries of Article XII.

     14.6  Entire Agreement; Waiver; Amendment.

           (a) This Agreement, together with any agreement, document or instrument contemplated herein, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements with respect thereto.

           (b) This Agreement may not be amended except upon the written agreement of the parties. Any failure of the Seller or the Purchaser to comply with any provision of this Agreement may be expressly waived by the Purchaser or the Seller, respectively, but any such waiver or failure to insist upon full compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by either party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     14.7 Public Statements. Prior to the Closing Date, except as required by law (including in connection with any other transactions in which the Seller or the Purchaser or any of their respective Affiliates is a participant, with respect to filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by the Purchaser or the Seller or any of their respective Affiliates without the prior agreement of the parties as to content, form, timing and publication; provided, that nothing in this Section 14.7 shall prevent such parties from discussing such transactions with, or making such announcements to, those Persons the notification of whom or whose approval, waiver, consent, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions. Such parties shall exercise all reasonable efforts to assure that such Persons will agree to keep confidential any information relating to this Agreement or any agreement, document or instrument contemplated herein.

     14.8 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

     14.9 Certain Expenses; Transfer Taxes; Recording and Filing Fees; Proration of Certain Taxes.

           (a) The Purchaser and the Seller shall share equally all sales, use, stamp, transfer and like Taxes, if any, excluding income and capital gains Taxes of the Seller, which may become due and payable and are required to be paid in connection with the transfer of the Assets pursuant hereto and shall share equally all recording, filing, transfer and other fees (and the fees and costs of any agent retained to effect any such recordations, filings or transfers) required to be paid in connection with the transfer of the Assets pursuant to this Agreement or any agreement, document or instrument contemplated herein.

           All real estate, personal property and ad valorem Taxes relating to the Assets which shall have accrued and become payable prior to the latest of the Closing Date, the date of the WFNB Purchase or the date on which all Foreign Purchases have been consummated shall be paid by the Seller. All such taxes which shall be accrued but unpaid shall be prorated to the date of the applicable closing. All such Taxes accruing on or after the latest of the Closing Date, the date of the WFNB Purchase or the date on which all Foreign Purchases have been consummated shall be paid by the Purchaser. In connection with such proration of taxes, in the event that actual Tax figures are not available at the date of the applicable closing, proration of Taxes shall be based upon the actual Taxes for the preceding year for which actual Tax figures are available. The amount due one party as the result of such proration shall be paid to the other party at the time of the delivery of the Closing Statement.

     14.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same original instrument, and shall become effective when one or more counterparts hereof have been signed by the Purchaser and delivered to the Seller and one or more counterparts hereof have been signed by the Seller and delivered to the Purchaser.

     14.11 Necessary and Desirable Actions. The Seller and the Purchaser agree to cooperate fully with each other in connection with obtaining the satisfaction of the conditions set forth in Article VIII. The Seller and the Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonable, and necessary or desirable, in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any agreement, document or instrument contemplated herein.

     14.12 Tax Matters.

           For purposes of this Section 14.12, "Closing Date" shall mean, with respect to each of WFNB and each WFC Company, the date on which the closing with respect to such entity occurs.

           (a) Section 338 Elections and Forms. (i) With respect to Purchaser's acquisition of the WFNB Shares and the shares of capital stock of the WFC Stock Companies (together, the "Acquired Shares"), Purchaser shall properly make all available Section 338(g) Elections in accordance with applicable Tax Laws. With respect to Seller's sale of the Acquired Shares hereunder, Seller and Purchaser shall jointly make all available Section 338(h)(10) Elections in accordance with applicable Tax Laws and as set forth herein. Purchaser and Seller agree to report the transfers under this Agreement consistent with the Section 338 Elections, and shall take no position contrary thereto unless required to do so by applicable Tax Laws pursuant to a Determination.

           Purchaser  shall be responsible for the preparation and filing of all
     Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement. Seller shall execute and deliver to Purchaser such documents or forms as are reasonably requested and are required by any Tax Laws properly to complete the Section 338 Forms, at least 20 days prior to the date such Section 338 Forms are required to be filed.

           Purchaser and Seller agree that they shall use their best efforts to enter into an agreement (the "Allocation Agreement") as soon as practicable after the Closing Date concerning the computation of the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the Assets and (x) the allocation of such Modified Aggregate Deemed Sale Price and (y) amounts allocable to the other assets of the Business among such assets in accordance with Section 1060 of the Code. Purchaser shall deliver to Seller a proposed Allocation no later than 75 days after the Closing Date. If Seller has not objected to such Allocation Agreement within thirty
     (30) days of receipt, such agreement shall be deemed accepted and shall be the Allocation Agreement. If Seller objects to Purchaser's proposed Allocation Agreement, Seller shall give Purchaser notice of its objections (the "Seller Notice") and Seller and Purchaser shall use all reasonable efforts to resolve their differences. If, sixty days after delivery of the Seller Notice, Purchaser and Seller have not adopted the Allocation Agreement as described above, any disputed aspects of the Allocation
     Agreement or such revision shall be resolved within 30 days by the Independent Accounting Firm. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by Purchaser and Seller. Purchaser and Seller agree to act in accordance with the allocations contained in the Allocation Agreement in any relevant Tax returns or similar filings. Notwithstanding the foregoing, the parties hereto agree to allocate the amount set forth on Schedule 14.12 to the Trademark License Agreement.

           (b) Tax Indemnification by Seller. Seller shall be liable for, and shall hold Purchaser and its Affiliates and any successor corporations thereto harmless from and against the following Taxes with respect to the Seller, the WFC Companies and WFNB or the Business:

                  (i) any and all Taxes for any taxable period ending (or deemed, pursuant to Section 14.12(d) hereof, to end) on or before the Closing Date, including any Taxes incurred as a result of making the
           Section 338(h)(10) Election or Elections other than Taxes properly reflected as liabilities on the Closing Balance Sheet; and

                  (ii) any several liability of any WFC Stock Company or WFNB for Taxes attributable to any taxable period ending on or before the Closing Date under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations.

           (c) Tax Indemnity by Purchaser. Purchaser shall be liable for, and shall hold Seller harmless from and against any and all Taxes for any taxable period beginning (or deemed pursuant to Section 14.12(d) hereof, to begin) on or after the Closing Date incurred by the WFC Companies or WFNB or the Business.

           (d) Allocation of Certain Taxes. (i) Purchaser and Seller agree that if any of the WFC Companies or WFNB is permitted but not required under applicable state or local Tax laws to treat the day before the Closing Date or the Closing Date as the last day of a taxable period, Purchaser and Seller shall treat the Closing Date as the last day of a taxable period.

                  (ii) Any Taxes based on income, gain or similar items ("Income Taxes") for a taxable period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") shall be apportioned between Seller and Purchaser based on the actual operations of the WFC Companies and WFNB, as the case may be, during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of paragraphs (b), (c), (d) and (f) of this Section 14.12, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). All Taxes other than Income Taxes ("Other Taxes") relating to a Straddle Period shall be apportioned between Purchaser and Seller based on the number of days during the portion of such period occurring on and before the Closing Date, and the number of days during such period occurring after the Closing Date and for purposes of paragraphs (b),
           (c), (d) and (f) of this Section 14.12 each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). To the extent estimated Taxes have been paid prior to the Closing Date or are accrued on the Balance Sheet with respect to a Straddle Period, Seller's liability, with respect thereto shall be reduced by that amount; provided, further that if such payment or accrual of Taxes exceeds Seller's liability as calculated pursuant to the apportionment described in this paragraph (d), Purchaser shall promptly pay Seller the amount of such excess. Upon timely notice from Purchaser, Seller shall pay to Purchaser at least 10 days prior to the date any payment for Taxes as described in this paragraph (d) is due, Seller's share of such Taxes as described in this paragraph
           (d).

           (e) Filing Responsibility. (i) Seller shall prepare and file or shall cause the WFC Companies and WFNB to prepare and file the following returns with respect to the WFC Companies and WFNB:

                         (x) all  Income  Tax  returns  for any  taxable  period
                  ending on or before the Closing Date (including, without limitation, any deemed sale return resulting from the filing of a Section 338 Election) other than returns for Straddle Periods referred to in paragraph (d);

                         (y) all  other  returns  with  respect  to Other  Taxes
                  required to be filed (taking into account extensions) prior to the Closing Date; and

                  (ii) Purchaser shall file all other returns with respect to the WFC Companies and WFNB.

           (f) Refunds. (i) Seller shall be entitled to any refunds or credits of Taxes with respect to the Business attributable to or arising in taxable periods ending (or deemed, pursuant to Section 14(d), to end) on or before the Closing Date.

                  (ii) Purchaser shall be entitled to any refunds or credits of Taxes with respect to the Business attributable to or arising in taxable periods beginning (or deemed, pursuant to Section 14(d), to begin) on or after the Closing Date.

                  (iii) Purchaser shall promptly forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Section 14.12) after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser (pursuant to the terms of this Section 14.12) after receipt thereof.

           (g) Cooperation and Exchange of Information.  (i) For a period of six
     (6) years after the Closing Date, Purchaser shall retain all returns, books and records (including computer files) of, or with respect to the activities of the Business for all taxable periods ending on or prior to the Closing Date. Thereafter, Purchaser shall not dispose of any such returns, books or records unless it first offers such returns, books and records to Seller and Seller fails to accept such offer within sixty (60) days of its being made.

                  (ii) Purchaser and Seller and their respective Affiliates shall cooperate in the preparation of all returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such returns, and furnishing such other information within such party's possession requested by the party filing such returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information.

                  (iii) Seller shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Business. Purchaser shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to the following Taxes with respect to the Business.

           (h) Definitions. For purposes of this Section 14.13, the following terms shall have the meanings ascribed to them below:

                  (i)  "Determination"  means a  "determination"  as  defined by
          Section 1313(a) of the Code.

                  (ii)   "IRS" means the United States Internal Revenue Service.

                  (iii) "Returns" means returns, reports and forms required to be filed with any domestic or foreign Taxing authority.

                  (iv) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local Taxing Authority in connection with a Section 338(g) Election or a Section 338(h)(10) Election.
           Section 338 Forms shall include, without limitation, any "statement of section 338 election" and IRS Form 8023-A (together with any schedules or attachments thereto) that are required pursuant to Treas. Reg. Section 1.338-1 or Treas. Reg. Section 1.338(h)(10)-1.

                  (v) "Section 338 Elections" shall mean both a Section 338(g) Election and a Section 338(h)(10) Election.

                  (vi) "Section 338(g) Election" means an election  described in
           Section 338(g) of the Code with respect to Purchaser's acquisition of the Acquired Shares and any "target affiliate". Section 338(g) Election shall include any corresponding election under any other applicable Tax Laws that requires a separate election with respect to Purchaser's acquisition of the Acquired Shares.

                  (vii) "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the Code with respect to Seller's sale of the Acquired Shares to Purchaser pursuant to this Agreement.
           Section 338(h)(10) Election shall include any corresponding election under any other relevant Tax Laws for which a separate election is permissible with respect to Purchaser's acquisition of the Acquired Shares from Seller under this Agreement.

                  (viii) "Tax Laws" means the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                  (ix)  "Taxing  Authority"  means any  governmental  authority,
           domestic  or  foreign,   having  jurisdiction  over  the  assessment,
           determination, collection, or other imposition of Tax.

     14.13 Forum Selection and Consent to Jurisdiction. EACH OF THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     14.14 Governing Law. THIS AGREEMENT IS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO CONTRACTS MADE AND TO BE ENTIRELY PERFORMED IN SAID STATE.

     14.15 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


                                   ARTICLE XV
                                   GUARANTIES

     15.1 Guaranty of the WFC Parent. The WFC Parent hereby irrevocably and unconditionally guarantees the full and prompt performance of all of the covenants and agreements made by the Seller under this Agreement and by Whirlpool Properties, Inc. under the Trademark License Agreement, and the prompt and full payment of all of the obligations and liabilities of the Seller arising from or assumed under this Agreement.

     15.2 Guaranty of the Purchaser's Parent. The Purchaser's Parent hereby irrevocably and unconditionally guarantees the full and prompt performance of all of the covenants and agreements made by the Purchaser under this Agreement and by the Purchaser under the Trademark License Agreement, and the prompt and full payment of all of the obligations and liabilities of the Purchaser arising from or assumed under this Agreement.